Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTERESTS AND ASSET PURCHASE AGREEMENT

BY AND AMONG

ENBW ENERGY SOLUTIONS GMBH,

ENVICA KAT GMBH,

E&EC ENERGY & ENVIRONMENTAL CONSULTANTS GMBH,

SCR-TECH GMBH,

SCR-TECH LLC,

CESI-SCR, INC.,

WITH RESPECT TO SECTION 11.18 AND ARTICLES VI AND IX ONLY,

CATALYTICA ENERGY SYSTEMS, INC., AND

WITH RESPECT TO ARTICLES VII AND X ONLY,

ENVICA GMBH

Dated as of January 21, 2004

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(Continued)

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(Continued)

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(Continued)

EXHIBITS

Exhibit A	Company License Agreement
Exhibit B	ENVICA License Agreement
Exhibit C-1	Consulting Agreement with ENBW
Exhibit C-2	Consulting Agreement with ENVICA
Exhibit D	Form of Amended and Restated Articles of Organization of the LLC
Exhibit E	Form of General Assignment and Bill of Sale
Exhibit F-1	Form of Certificate of Existence of Counsel to ENBW
Exhibit F-2	Form of Certificate of Existence of Counsel to ENVICA
Exhibit F-3	Form of Certificate of Existence of Counsel to E&EC
Exhibit F-4	Form of Certificate of Existence of Counsel to the Company
Exhibit G-1	Form of Legal Opinion #1 of Corporate Counsel to the LLC
Exhibit G-2	Form of Legal Opinion #2 of Corporate Counsel to the LLC
Exhibit G-3	Form of Legal Opinion of Intellectual Property Counsel to the LLC
Exhibit H	Form of Estoppel Certificate
Exhibit I	Form of Lien Release and Termination Agreement with Bank of America
Exhibit J	Form of IP Assignment Agreements

SCHEDULES

Schedule 2.1(b)	Acquired Assets
Schedule 2.3(f)	LLC Target Revenue Amounts (2004 through 2008)
Schedule 2.3(g)	LLC Target Cash Flow Amounts (2004 through 2008)
Schedule 11.9	Release of Liens
Schedule 11.10	Terminating Employee Plans
Schedule 11.15	Post-Closing Delivery of Transferred Technology and Training
Schedule 12.2(e)	Necessary Consents
Schedule 12.2(f)	Termination of Agreements
Schedule 12.2(g)	Modification of Agreements

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MEMBERSHIP INTERESTS AND ASSET PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 21, 2004 by and among EnBW Energy Solutions GmbH, a German corporation, registered in the commercial register of the Amtsgericht Stuttgart, under 22368, with its place of business at Stuttgart (“ENBW”), with respect to Article VII and X only, ENVICA GmbH, a German corporation registered in the commercial register of the Amtsgericht Delmenhorst, under HRB 3155, with its place of business at Wildeshausen (“ENVICA Parent”), ENVICA Kat GmbH, a German corporation, registered in the commercial register of the Amtsgericht Delmenhorst, under HRB 3262, with its place of business at Wildeshausen (“ENVICA” and, together with ENBW, each an “Asset Seller” and collectively, the “Asset Sellers”), E&EC Energy & Environmental Consultants GmbH, a German corporation, registered in the commercial register of the Amtsgericht Siegburg, under HRB 7966, with its place of business at Nümbrecht (“E&EC”), SCR Tech GmbH, a German corporation, registered in the commercial register of the Amtsgericht Siegburg under HRB 8030, with its place of business at Waldbröl (the “Company”), SCR Tech LLC, a North Carolina limited liability company and subsidiary owned 50% by the Company and 50% by ENBW (the “LLC”), CESI-SCR, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer Parent (“Buyer”) and, with respect to Section 11.18 and Articles VI and IX only, Catalytica Energy Systems, Inc., a Delaware corporation (“Buyer Parent”).

RECITALS

A. The Company and ENBW together own all of the issued and outstanding membership interests of the LLC.

B. Buyer desires to buy from the Company and the Asset Sellers, and the Company and the Asset Sellers desire to sell to Buyer, the business currently operated by the LLC providing for (i) the cleaning, treatment and regeneration of selective catalytic reduction (“SCR”) catalyst, (ii) SCR management and SCR consulting services, (iii) research and development of SCR catalyst treatment, management, cleaning and regeneration, and (iv) all SCR activities related thereto (the “Business”) in the NAFTA Territories. For the avoidance of doubt, the parties hereto agree that the Business shall not include the business currently being conducted by Buyer Parent.

C. The parties desire to terminate the License Agreement by and between the Company and the LLC dated as of December 15, 2003, as amended to date, attached hereto as Exhibit A (the “Company License Agreement”), and the License Agreement by and between ENVICA and the Company dated as of March 22, 2002, as amended to date, attached hereto as Exhibit B (the “ENVICA License Agreement” and, together with the Company License Agreement, the “License Agreements”).

D. To effectuate the purchase of the Business, the Asset Sellers, the Company and Buyer have determined Buyer will (i) purchase the outstanding membership interest in the LLC from the Company and ENBW, (ii) purchase certain assets of the Asset Sellers relating to the Business, and (iii) repay the Disclosed Loan Amounts (as defined below).

E. The parties desire to make certain representations, warranties, covenants and other agreements in connection with the proposed transaction and also to prescribe certain conditions to the proposed transaction.

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Buyer and Buyer Parent to enter into this Agreement and the transactions contemplated hereby, each of Hans-Ulrich Hartenstein and Brigitte Hartenstein will enter into revised employment agreements with the LLC.

G. Concurrent with the Closing Date, as a material inducement to Buyer and Buyer Parent to enter into this Agreement and the transactions contemplated, hereby each of ENVICA and ENBW will enter into Consulting Agreements, in substantially the forms attached as Exhibits C-1 and C-2, respectively (the “Consulting Agreements”), with Buyer or one of its designated Affiliates.

AGREEMENT

In consideration of the mutual agreements, covenants, promises and other representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINED TERMS AND CONSTRUCTION

1.1 Defined Terms. For purposes of this Agreement, the following terms and variations thereof will have the meanings specified or referred to below:

(a) “Accounting Referee” has the meaning set forth in Section 2.5(b).

(b) “Accounts Receivable” has the meaning set forth in Section 5.10.

(c) “Acquired Assets” has the meaning set forth in Section 2.1(b).

(d) “Acquired Assets Delivery Payments” has the meaning set forth in Section 2.3(b).

(e) “Acquired Assets Payments” has the meaning set forth in Section 2.3(h).

(f) “Actions or Proceedings” has the meaning set forth in Section 11.3(a)(xiv).

(g) “Adjusted Net Cash Flow” means the sum of Adjusted Net Income Before Tax plus Depreciation minus Capital Expenditures minus Assumed Income Taxes; except for the calendar year 2004, where Capital Expenditures shall not be subtracted in the definition of Adjusted Net Cash Flow.

(h) “Adjusted Net Income Before Tax” means net income before income taxes (as determined in accordance with GAAP) of the LLC and its Affiliates from the conduct of the Business as currently conducted, plus any license or similar fee charged by Buyer or its Affiliates to the LLC related to the license of Transferred Technology, minus the lesser of (i) 10% of Revenue and (ii) $502,220.

(i) “Affiliate” means any director, executive officer or manager of a party and any entity that controls, is controlled by or is under common control with a party, but only so long as such control exists. For purposes of this definition, “control” will mean direct or indirect ownership of more than fifty percent (50%) of the shares of the respective entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

(j) “Allocation” has the meaning set forth in Section 2.6.

(k) “Asset Seller Indemnified Parties” has the meaning set forth in Section 13.2(c).

(l) “Asset Sellers’ Business” means the cleaning, treatment and regeneration of SCR catalyst for use in power plants, waste-to-energy plants, cement plants and glass smelters.

(m) “Assignment Agreements” has the meaning set forth in Section 4.2(b)(iii).

(n) “Assumed Income Taxes” means 40% of Adjusted Net Income Before Tax.

(o) “Assumed Liabilities” has the meaning set forth in Section 2.2.

(p) “Balance Sheet Adjustment Amount” means the amount by which the LLC’s (i) current liabilities and long-term liabilities (including any Outstanding Loan Amounts but excluding the Disclosed Loan Amounts) (each as defined by and determined in accordance with GAAP) exceed (ii) the sum of (a) its current assets (as defined by and determined in accordance with GAAP) and (b) $50,000 (representing capitalized inventory costs, on a consolidated basis).

(q) “BOA Loan Amount” has the meaning set forth in Section 2.4(a)(iii).

(r) “Books and Records” means all papers and records (in paper or electronic format) in care, custody, or control of any of the Asset Sellers, the Company or the LLC that pertain specifically to the Business or that are necessary for the conduct of the Business including, all purchasing and sales records, customer and vendor lists, accounting and financial records, product documentations, product specifications and marketing requirement documents.

(s) “Business Facility” means any property including the land and the improvements thereon that is or at any time has been owned, operated, occupied, controlled or leased by the LLC in connection with the operation of the Business.

(t) “Business” has the meaning set forth in the Recital B.

(u) “Buyer Improvements” means any improvements, modifications, enhancements or refinements of Transferred Technology that are developed by or for Buyer or any of its Affiliates following the Closing through December 31, 2014.

(v) “Buyer Indemnified Parties” has the meaning set forth in Section 13.2(a).

(w) “Capital Expenditures” means any amount of the LLC and its Affiliates from the conduct of the Business as currently conducted capitalized or required to be capitalized for GAAP purposes as property, plant or equipment (each as defined in accordance with GAAP); provided that any Acquired Assets Payments that are treated as capital expenses in any calendar year will be treated as a reduction in Capital Expenditures for purposes of this Agreement.

(x) “Cash Flow Earnout Payments” has the meaning set forth in Section 2.3(g).

(y) “Charter Documents” has the meaning set forth in Section 5.1.

(z) “Closing Cash Payments” has the meaning set forth in Section 2.3(a).

(aa) “Closing Date Balance Sheet” means the estimated consolidated balance sheet of the LLC delivered to Buyer at least seven days prior to the Closing Date that has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) that fairly presents an estimate by the LLC in good faith based on reasonable assumptions of the balance sheet of the LLC as of the Closing Date, after giving effect to the Closing (except that the Closing Date Balance Sheet shall not include any adjustments necessitated by Buyer Parent’s application of purchase accounting for the transaction contemplated by this Agreement).

(bb) “Closing Date” has the meaning set forth in Section 4.1.

(cc) “Closing” has the meaning set forth in Section 4.1.

(dd) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(ee) “Code” means the Internal Revenue Code of 1986, as amended.

(ff) “Collateral Agreements” means the Assignment Agreements, the Employment Agreements and the Consulting Agreements.

(gg) “Company Authorizations” has the meaning set forth in Section 5.20.

(hh) “Company Loan Amount” has the meaning set forth in Section 2.4(a)(ii).

(ii) “Company License Agreement” has the meaning set forth in Recital C.

(jj) “Confidential Information” means any information (i) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and such identification is reduced to a writing delivered to the Receiving Party within 30 days of such disclosure, or (ii) which is otherwise deemed to be “Confidential” by the terms of this Agreement.

(kk) “Conflict” has the meaning set forth in Section 5.5.

(ll) “Consulting Agreements” has the meaning set forth in the Recital F.

(mm) “Contingent Payments” has the meaning set forth in Section 2.3(d).

(nn) “Contract” means any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (whether written or oral and whether express or implied) that is legally binding.

(oo) “Covered Technology” means (a) all Transferred Technology, (b) all Improvements, and (c) all Trade Secrets included within the Transferred Intellectual Property Rights and Improvements.

(pp) “Current Balance Sheet” means the LLC’s unaudited consolidated balance sheet dated November 30, 2003, prepared in accordance with GAAP, which has been delivered to Buyer prior to the date hereof.

(qq) “Customer Information” has the meaning set forth in Section 5.17.

(rr) “Deductible Amount” has the meaning set forth in Section 13.2(d).

(ss) “Depreciation” means depreciation of the LLC and its Affiliates as defined by GAAP from the conduct of the Business as currently conducted.

(tt) “Disclosed Loan Amounts” means the ENBW Loan Amount, the Company Loan Amount and the BOA Loan Amount.

(uu) “Disclosed Loan Documents” means the loan documents set forth on Section 5.9 of the Disclosure Schedule.

(vv) “Disclosure Schedule” has the meaning set forth in Article V.

(ww) “Disposal Site” means a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.

(xx) “DOL” means the United States Department of Labor.

(yy) “Employee” means any current, former or rehired employee, consultant, officer or director of the LLC or any of its subsidiaries.

(zz) “Employee Contract” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other employment related agreement, or contract between the LLC or any of its subsidiaries, and any Employee, including all employment offer letters for all Employees.

(aaa) “Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the LLC or any of its subsidiaries for the benefit of any Employee, or with respect to which the LLC or its subsidiaries has or may have any liability or obligation.

(bbb) “Employment Agreements” has the meaning set forth Section 12.2(l).

(ccc) “ENBW Loan Amount” has the meaning set forth in Section 2.4(a)(i).

(ddd) “End Date” has the meaning set forth in Section 14.1(b).

(eee) “ENVICA License Agreement” has the meaning set forth in Recital C.

(fff) “Environmental Laws” means all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, all as amended at any time.

(ggg) “Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the LLC or any of its respective subsidiaries, including any permit held by a third party (including Clariant Corporation) for the benefit of the Business.

(hhh) “Equipment” has the meaning set forth in Section 5.16(f).

(iii) “ERISA Affiliate” for purposes of Section 5.25 only means any other person or entity under common control with the LLC or any of the Asset Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(jjj) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(kkk) “Excess Leasehold Liabilities” shall mean any Liability, to the extent such Liability is not indemnified by the landlord under the lease for the Leased Real Property relating to: (i) the presence on or before the Closing Date of any Hazardous Materials in, on, under or about any Business Facility (including the soil, groundwater, surface water, air or building materials thereof) to the extent caused by a release, emission, discharge, disposal, dumping, spill, injection or pouring of Hazardous Materials by the LLC (“Pre-Existing Contamination of the Business”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination of the Business to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) the exposure of any person to Pre-Existing Contamination of the Business or to other Hazardous Materials at any Business Facility prior to the Closing Date, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; or (iv) any Hazardous Materials in, on, under or about the Leased Real Property in Charlotte, North Carolina on or before the Closing Date (including the soil, groundwater, surface water, air or building materials thereof), excluding any Pre-Existing Contamination of the Business.

(lll) “Excluded Liabilities” means any Liabilities of the Asset Sellers with respect to the Acquired Assets that are not Assumed Liabilities.

(mmm) “Exclusivity Agreement” means the Exclusivity Agreement among Buyer Parent, ENBW, ENVICA, E&EC, the Company and the LLC dated as of December 11, 2003.

(nnn) “FICA” has the meaning set forth in Section 5.13(a)(ii).

(ooo) “Financials” has the meaning set forth in Section 5.8.

(ppp) “FUTA” has the meaning set forth in Section 5.13(a)(ii).

(qqq) “Future Cash Payments” has the meaning set forth in Section 2.3(b).

(rrr) “GAAP” means United States generally accepted accounting principles, applied on a basis consistent with the basis on which the applicable financial statements were prepared.

(sss) “General Assignment” has the meaning set forth in Section 4.2(b)(iii).

(ttt) “Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(uuu) “Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

(vvv) “Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances.

(www) “Holdback Cash Payments” has the meaning set forth in Section 2.3(d).

(xxx) “Improvements” means all improvements, modifications, enhancements and refinements of Transferred Technology that are developed by or for any Asset Seller or any of such Asset Seller’s Affiliates with the exception of all “Arbeitnehmererfindungen” according to the German “Arbeitnehmererfindungsgesetz” following the Closing through December 31, 2014.

(yyy) “Indemnifiable Taxes” means the following Taxes whenever incurred or accrued: (i) Taxes of the Company, ENBW or any Asset Seller, (ii) Taxes owed by the LLC or any of its Affiliates (determined immediately prior to the Closing) or attributable to the Acquired Assets for any taxable period (or portion of any taxable period) that ends on or prior to the Closing Date, and (iii) the Asset Sellers’ portion of any Transfer Taxes payable in accordance with Section 2.7.

(zzz) “Indemnification Claim” has the meaning set forth in Section 13.5.

(aaaa) “Indemnified Parties” has the meaning set forth in Section 13.3.

(bbbb) “Indemnifying Party” has the meaning set forth in Section 13.3.

(cccc) “Insurance Policies” has the meaning set forth in Section 5.26.

(dddd) “Intellectual Property Rights” means any and all rights throughout the NAFTA Territories in, arising out of, or associated with any of the following: (i) all utility models and design and utility patents and applications therefor (including the right to file national patent applications in the NAFTA Territories based on any patents or patent applications filed outside the NAFTA Territories) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefor (collectively, “Industrial Designs”); (v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, “Trademarks”); (vi) all computer software, databases and data collections (including knowledge databases, customer lists and customer databases) (collectively, “Software”); (vii) rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Web Rights”); (viii) any similar, corresponding or equivalent rights to any of the foregoing (collectively, “Other IP Rights”); and (ix) all translations, adoptions, derivations, and combinations thereof, including goodwill associated with any of the foregoing. “Intellectual Property Rights” expressly excludes any and all rights anywhere in the world other than within the NAFTA Territories arising out of or associated with any Patents (including the right to file PCT and/or national patent applications outside the NAFTA Territories based on any patents or patent applications filed within the NAFTA Territories, subject to Buyer’s rights pursuant to Section 11.5), Trade Secrets, Copyrights, Industrial Designs, Trademarks, Software, Web Rights, Other IP Rights or any translations, adoptions, derivations, and combinations thereof, including goodwill associated with any of the foregoing.

(eeee) “International Employee Plan” means each Employee Plan that has been adopted or maintained by the LLC or any of its subsidiaries, whether informally or formally for the benefit of any Employee who performs services outside the United States, or with respect to which the LLC or any of its subsidiaries will or may have any liability, for the benefit of any Employee who performs services outside the United States.

(ffff) “IP Revenues” means revenues of the LLC and its Affiliates from the provision of SCR catalyst cleaning, treatment and regeneration services as determined in accordance with GAAP.

(gggg) “IRS” means the United States Internal Revenue Service.

(hhhh) “Knowledge” with respect to an individual means that an individual will be deemed to have knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a reasonably prudent individual in such individual’s position should have been aware of such fact or other matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at anytime served, as a director, officer, partner, manager, executor or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge or such fact or other matter.

(iiii) “Lease Agreements” has the meaning set forth in Section 5.16(c).

(jjjj) “Leased Real Property” has the meaning set forth in Section 5.16(b).

(kkkk) “Legal Requirements” means any and all applicable (i) international, foreign, federal, state and local laws, ordinances and regulations and (ii) applicable Orders.

(llll) “Liability” means any loss, liability, damages, indebtedness, obligation, guaranty, endorsement, claim, counterclaim, set-off, judgment, penalty, fine, cost or expense, of any kind or nature whatsoever, or the duty to indemnify, defend or reimburse any Person with respect to any such liability, indebtedness, obligation, guaranty, endorsement, claim, counterclaim, set-off, judgment, penalty, fine, cost or expense, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, of any nature whatsoever, including any liability for Taxes and any Excess Leasehold Liabilities.

(mmmm) “License Agreements” has the meaning set forth in Recital C.

(nnnn) “Lien” means, with respect to any asset or right, any mortgage, lien, pledge, charge, security interest, claim, equity encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, restriction on the creation of any of the foregoing, or encumbrance of any kind whatsoever, whether relating to such asset or right or profits therefrom.

(oooo) “LLC Financials” has the meaning set forth in Section 5.8.

(pppp) “LLC IP” means Intellectual Property Rights and Technology owned by the LLC.

(qqqq) “Loan Documents” means all documents evidencing loans of the LLC, other than those set forth in Section 5.9 of the Disclosure Schedule.

(rrrr) “Loss” and “Losses” shall have the meanings set forth in Section 13.2(a).

(ssss) “Membership Interests” means the outstanding membership interests of the LLC as set forth in Section 5.2 of the Disclosure Schedule.

(tttt) “Minute Books” has the meaning set forth in Section 5.22.

(uuuu) “Multiemployer Plan” means any Pension Plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(vvvv) “NAFTA Territories” means the United States of America, Canada and Mexico, and any other member countries of the North American Free Trade Agreement as of the Closing Date, and territories and possessions of the foregoing within which the North American Free Trade Agreement applies as of the Closing Date.

(wwww) “NDA” has the meaning set forth in Section 11.4.

(xxxx) “Net Operating Cash” means, with respect to the LLC and its Affiliates from the conduct of the Business as currently conducted, the sum of Adjusted Net Income Before Tax plus Depreciation minus Capital Expenditures minus Assumed Income Taxes.

(yyyy) “Officer’s Certificate” has the meaning set forth in Section 13.3.

(zzzz) “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued made or rendered by any Governmental Entity or by any arbitrator.

(aaaaa) “Outstanding Loan Amounts” means all principal and interest and related fees and expenses (including those of legal counsel) under the Loan Documents sufficient to pay off all indebtedness thereunder in full as of the Closing Date, including all termination, prepayment, balloon or similar fees, premiums or payments and filing, recording or similar fees.

(bbbbb) “Pension Plan” means each Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ccccc) “Person” means any individual, partnership, firm, corporation, limited liability company, GmbH, association, trust, unincorporated organization, Governmental Entity, or other entity, as well as any syndicate or group of any of the foregoing.

(ddddd) “Post-Closing Balance Sheet” means a consolidated balance sheet of the LLC prepared in accordance with GAAP (except that the Post-Closing Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) that fairly presents the balance sheet of the LLC as of the Closing Date using the same methodologies and GAAP as used in preparing the Closing Date Balance Sheet, after giving effect to the Closing (except that the Post-Closing Balance Sheet shall not include any adjustments necessitated by Buyer Parent’s application of purchase accounting for the transaction contemplated by this Agreement).

(eeeee) “Post-Closing Balance Sheet Adjustment Amount” has the meaning set forth in Section 2.5(a).

(fffff) “Purchase Price” has the meaning set forth in Section 2.3.

(ggggg) “Registered IP” has the meaning set forth in Section 5.18(a).

(hhhhh) “Returns” has the meaning set forth in Section 5.13(a)(i).

(iiiii) “Revenue Earnout Payments” has the meaning set forth in Section 2.3(f).

(jjjjj) “Revenues” and “Gross Revenues” means revenues of the LLC and its Affiliates as determined in accordance with GAAP from the conduct of the Business as currently conducted.

(kkkkk) “Set-Off Amount” means any amount which Buyer is entitled to set-off against any unpaid Purchase Price in accordance with Section 13.6.

(lllll) “Tangible Assets” means the tangible assets set forth on Schedule 2.1(b).

(mmmmm) “Tax” and “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.

(nnnnn) “Tax Returns” has the meaning set forth in Section 5.13(a)(i).

(ooooo) “Technology” means all tangible embodiments of Intellectual Property Rights, including technology, technical information, business information and software, systems, files, records, databases, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, web pages, customer lists, supplier lists, equipment lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, recipes, formulas, operating procedures, know-how, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like.

(ppppp) “Transfer Taxes” has the meaning set forth in Section 2.7.

(qqqqq) “Transferred Contracts” means those Contracts listed on Schedule 2.1(b).

(rrrrr) “Transferred Intellectual Property Rights” means the Intellectual Property Rights listed or described on Schedule 2.1(b).

(sssss) “Transferred Technology” means the Technology listed or described on Schedules 2.1(b) and 11.15.

1.2 Construction.

(a) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(b) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement.

(d) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF STOCK AND ASSETS

2.1 Purchase and Sale. On and subject to the terms and conditions of this Agreement, in exchange for the consideration set forth in Section 2.3, at the Closing, and without any further action of the parties:

(a) Each of the Company and ENBW hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases and acquires from each of the Company and ENBW, all of such party’s right, title and interest in and to the Membership Interests owned by each of the Company and ENBW free and clear of any and all Liens and Buyer will hereby be admitted as the sole member of the LLC.

(b) Each Asset Seller hereby sells, conveys, transfers and assigns to Buyer or to one of its domestic subsidiaries or Affiliates as designated by Buyer, and Buyer hereby purchases and acquires from each Asset Seller, all of such Asset Seller’s right, title and interest in and to all of the assets, rights and properties set forth on Schedule 2.1(b) hereto and all of the assets, rights and properties to be transferred to Buyer pursuant to the terms of Schedule 11.15 and each of the Consulting Agreements, in each case free and clear of any and all Liens (collectively, the “Acquired Assets”).

2.2 Assumed Liabilities. At the Closing, Buyer hereby agrees to assume and be responsible for those executory obligations of the Asset Sellers under the Transferred Contracts, in each case solely on a going-forward basis from and after the Closing Date (the “Assumed Liabilities”).

2.3 Purchase Price. Subject to Section 13.6, Buyer will pay the Company and the Asset Sellers the following consideration (all together, the “Purchase Price”):

(a) An aggregate of $2,722,500 less any Balance Sheet Adjustment Amount reflected on the Closing Date Balance Sheet (the “Closing Cash Payments”) by wire transfer to a bank account of the Company and ENBW in accordance with wire transfer instructions delivered by the Company and ENBW to Buyer, payable by Buyer at the Closing as follows:

(i) 45.6382% of the Closing Cash Payments to ENBW; and

(ii) 54.3618% of the Closing Cash Payments to the Company.

(b) An aggregate of $545,000 (the “Acquired Assets Delivery Payments”), by wire transfer to a bank account of the respective Asset Seller in accordance with wire transfer instructions delivered by the Asset Seller to Buyer, payable by Buyer upon completion of the training and delivery of the applicable Acquired Assets in accordance with Section 11.15 as follows:

(i) 60% of the Acquired Assets Delivery Payments to ENVICA; and

(ii) 40% of the Acquired Assets Delivery Payments to ENBW.

(c) An aggregate of $875,000 (the “Future Cash Payments”), by wire transfer to a bank account of the Company in accordance with wire transfer instructions delivered by the Company to Buyer, payable by Buyer 18 months following the Closing Date.

(d) An aggregate of $1,000,000 (the “Holdback Cash Payments”), by wire transfer to a bank account of the Company and ENBW in accordance with wire transfer instructions delivered by the Company and ENBW to Buyer, payable by Buyer on the date that is 24 months from the Closing Date as follows:

(i) 50% of the Holdback Cash Payments to ENBW; and

(ii) 50% of the Holdback Cash Payments to the Company.

(e) An aggregate of $600,000 (the “Contingent Payments”), by wire transfer to a bank account of the Company in accordance with wire transfer instructions delivered by the Company to Buyer, payable by Buyer to the Company as follows: $300,000 on December 1, 2007 and $300,000 on December 1, 2008; provided, however, that no Contingent Payments shall be made unless Hans-Ulrich Hartenstein is an employee of Buyer or any of its Affiliates on the date that such payment is due; provided, further, that if Hans-Ulrich Hartenstein terminates his employment for “Good Reason” (as such term is defined in his Employment Agreement) or has had his employment terminated by Buyer or any of its Affiliates without “Cause” (as such term is defined in his Employment Agreement), any Contingent Payments or remaining unpaid portion thereof shall be paid by Buyer on such dates.

(f) For each of the calendar years 2004 through and including 2008, an amount equal to the lesser of (i) 25% of the Revenue in such year that exceeds the target revenue amounts for the applicable calendar year set forth in Schedule 2.3(f) and (ii) 20% of the Net Operating Cash in such year (the “Revenue Earnout Payments”).

Any Revenue Earnout Payments will be payable by Buyer to ENBW by wire transfer to a bank account of ENBW in accordance with wire transfer instructions delivered by ENBW to Buyer, no later than April 15 following the revenue-generating year for which the applicable Revenue Earnout Payment was calculated.

(g) For each of the calendar years 2004 through and including 2008, 19.5% of the amount by which Adjusted Net Cash Flow exceeds the target cash flow amounts for the applicable calendar year set forth in Schedule 2.3(g) (the “Cash Flow Earnout Payments”); provided that any Capital Expenditures in 2004 will not be included in the above calculation. Any Cash Flow Earnout Payments will be payable by Buyer to the Company by wire transfer to a bank account of the Company in accordance with wire transfer instructions delivered by the Company to Buyer no later than April 15 following the year for which the applicable Cash Flow Earnout Payment was calculated.

(h) An aggregate of up to $5,022,220 (the “Acquired Assets Payments”), payable in 15 annual installments for each of the calendar years 2004 through 2018 equal to the lesser of (i) 10% of the IP Revenues for the applicable calendar year and (ii) $502,220, each payable by Buyer as follows:

(i) 60% of the Acquired Assets Payments to ENVICA; and

(ii) 40% of the Acquired Assets Payments to ENBW.

Any Acquired Assets Payments to the Asset Sellers will be made by wire transfer to a bank account of the respective Asset Seller in accordance with wire transfer instructions delivered by the Asset Seller to Buyer, no later than 515 days following the end of the calendar year for which the applicable Acquired Assets Payment was calculated.

2.4 Loan Repayments.

(a) Buyer shall repay the indebtedness of the LLC under the Disclosed Loan Documents as follows:

(i) Buyer shall pay to ENBW upon the Closing, in full satisfaction of all amounts due thereunder, an aggregate of U.S. $310,000 in principal and accrued interest pursuant to the loan agreement between ENBW and the LLC set forth in Section 5.9 of the Disclosure Schedule (the “ENBW Loan Amount”);

(ii) Buyer shall pay to the Company upon the Closing, in full satisfaction of all amounts due thereunder, an aggregate of U.S. $310,000 in principal and accrued interest pursuant to the loan agreement between the Company and the LLC set forth in Section 5.9 of the Disclosure Schedule (the “Company Loan Amount”);

(iii) Buyer shall pay within 10 business days of the Closing, the outstanding principal and accrued interest under the Loan Agreement dated September 24, 2003 between Bank of America and the LLC in accordance with the Lien Termination and Release Agreement attached hereto as Exhibit I (the “BOA Loan Amount”).

(b) In connection with such repayment, the Company and ENBW shall, simultaneously upon receipt of such repayment or assumption, execute and deliver such documentation evidencing the repayment and cancellation of indebtedness as Buyer shall reasonably request.

2.5 Post-Closing Balance Sheet Amount.

(a) Promptly following the Closing, Buyer will prepare a Post-Closing Balance Sheet and shall calculate the amount by which the Balance Sheet Adjustment Amount reflected on such Post-Closing Balance Sheet is less or more than the Balance Sheet Adjustment Amount reflected on the Closing Date Balance Sheet (such excess or deficiency, as finally determined pursuant to this Section 2.5, the “Post-Closing Balance Sheet Adjustment Amount”). Buyer shall deliver to the Company and the Asset Sellers, within 45 days following the Closing Date, its Post-Closing Balance Sheet and calculation of the Post-Closing Balance Sheet Adjustment Amount, together with reasonable detail showing the calculations made by the Buyer in determining such Post-Closing Balance Sheet Adjustment Amount. If the Company or any of the Asset Sellers disagree with the Post-Closing Balance Sheet and Buyer’s calculated Post-Closing Balance Sheet Adjustment Amount, such party may, within 14 days after delivery of such Post-Closing Balance Sheet and Post-Closing Balance Sheet Adjustment Amount, deliver a notice to Buyer setting forth the nature of the disagreement and the proposed revisions to such Post-Closing Balance Sheet Adjustment Amount.

(b) If a notice of disagreement shall be duly delivered pursuant to Section 2.5(a) or Section 11.19, the Company and the Asset Sellers and Buyer shall, during the 14 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If, during such period, the Company and the Asset Sellers and Buyer are unable to reach such agreement, they shall promptly thereafter cause a nationally reorganized public accounting firm mutually agreeable to them (the “Accounting Referee”) to review the disputed items or amounts (it being understood that in making such determinations, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such determinations, the Accounting Referee shall consider only those items or amounts to which the Company and the Asset Sellers have disagreed. The Accounting Referee shall deliver to Buyer and the Company and the Asset Sellers, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth its determination on the disputed item or amount. Such report shall be final and binding upon Buyer and the Company and the Asset Sellers. The cost of such review and report incurred by the Accounting Referee shall be borne by the party for which such determination goes against.

(c) If the Balance Sheet Adjustment Amount reflected on the Post-Closing Balance Sheet is more than the Balance Sheet Adjustment Amount reflected on the Closing Date Balance Sheet, the Company and the Asset Sellers shall pay the amount of such excess to Buyer, by wire transfer to a bank account of Buyer in accordance with wire transfer instructions delivered by Buyer to the Company and the Asset Sellers no later than 10 business days following delivery of the Post-Closing Balance Sheet Adjustment Amount or final determination of any dispute pursuant to Section 2.5(b), as applicable. Alternatively, Buyer may, at its option, set off any such excess against any payment due and owing by Buyer to Asset Sellers pursuant to this Agreement in accordance with the provisions of Section 13.6 hereto. If the Balance Sheet Adjustment Amount reflected on the Post-Closing Balance Sheet (i) is less than the Balance Sheet Adjustment Amount reflected on the Closing Date Balance Sheet and/or (ii) indicates that the current assets of the LLC exceed the current liabilities and long-term liabilities (including any Outstanding Loan Amounts but excluding the Disclosed Loan Amounts) of the LLC, Buyer shall pay the amount of such difference in clause (i) and such excess, if any, in clause (ii) to the Company and ENBW (in the same proportions as the payments made pursuant to Section 2.3(a)) by wire transfer to the bank accounts of the Company and ENBW in accordance with wire transfer instructions delivered by Company and ENBW to Buyer, no later than five (5) business days following delivery of the calculation of the Post-Closing Balance Sheet Adjustment Amount.

2.6 Allocation of Consideration. The parties hereto intend that the purchase be treated as a taxable transaction for U.S. federal and state income tax purposes. Buyer shall provide a draft allocation statement to the Company and the Asset Sellers within 15 days of the date hereof and Buyer and the Company and the Asset Sellers shall negotiate in good faith and determine the allocation of the Purchase Price plus any Assumed Liabilities among the Membership Interests and the Acquired Assets prior to the Closing Date (the “Allocation”); provided that failure to agree on such Allocation shall not be a condition to Closing. The agreed upon Allocation, if any, shall be conclusive and binding upon Buyer and the Company and the Asset Sellers for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax Return position inconsistent with) such Allocation unless required by the IRS or any other applicable taxing authority.

2.7 Transfer Taxes; Withholding Taxes. The Asset Sellers and the Company, on the one hand, and Buyer, on the other hand, will each pay one half of any sales, use, value-added, stamp duty, excise or similar transfer taxes (“Transfer Taxes”) imposed or levied by reason of the sale and transfer of the Acquired Assets and the Membership Interests pursuant to this Agreement. For the avoidance of doubt, any withholding Taxes required to be paid or withheld in connection with the payment of the Acquired Assets Payments or the Contingent Payments are not Transfer Taxes. The parties will cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. All payments contemplated by this Agreement shall be reduced by any applicable withholding taxes.

2.8 LLC Tax Election. Buyer, the Asset Sellers, E&EC and the Company each acknowledge that, effective October 1, 2003, the LLC elected to be treated as a corporation for U.S. federal income tax purposes, and the parties hereto agree to treat such election as a tax-free transaction for U.S. federal income tax purposes.

2.9 Bulk Sales Laws. Buyer and the Asset Sellers hereby waive compliance with any applicable bulk transfer laws related to the transactions contemplated hereby.

2.10 Expenses. Except as otherwise provided herein, each party will be solely responsible for its own costs and expenses (including those of its employees and attorneys’ fees) incurred in negotiating and consummating the transactions contemplated hereby; provided, however, that if a party fails to close upon satisfaction of all conditions set forth in Article XII, then such party shall pay all costs and expenses (including those of its employees and attorneys) of the other parties.

ARTICLE III

TERMINATION OF LICENSES AND LOANS

3.1 Termination of License Agreements. Effective as of the Closing, ENVICA, the Company and the LLC agree that each of the License Agreements is hereby terminated.

3.2 Termination and Prepayment of Loans; Release of Security Interests. Conditioned upon and in consideration of the payment in full and satisfaction of the amounts set forth in Sections 2.4(a)(i) and 2.4(a)(ii), each of ENBW and the Company hereby:

(a) releases any and all liens it may have in, under and to the assets of the LLC, which liens were granted to ENBW or the Company, as the case may be, under the Disclosed Loan Documents;

(b) acknowledges receipt of payment and satisfaction in full of all of the LLC’s obligations under the Disclosed Loan Documents;

(c) acknowledges and agrees that the Disclosed Loan Documents are hereby terminated and that the LLC is fully discharged from any and all obligations and liabilities that it has or might have thereunder (except that the LLC is not released of any such obligations under any provision of the Disclosed Loan Documents which by its terms expressly survive termination thereof);

(d) agrees to promptly return to the LLC any assets of the LLC that ENBW or the Company, as the case may be, is holding as collateral pursuant to the Disclosed Loan Documents; and

(e) agrees to execute and deliver any and all certificates, documents or other agreements that may be reasonably necessary or desirable to effectuate the foregoing releases.

ARTICLE IV

CLOSING DATES; DELIVERY

4.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in New York, New York (or such other place as the parties may mutually agree) commencing at 10:00 a.m., local time, on January 30, 2004, or such later time as mutually agreed by the parties prior to February 27, 2004 and not less than two (2) business days following the satisfaction or written waiver of the last of the conditions of Closing as set forth in Article XII (the “Closing Date”).

4.2 Deliveries at Closing. At the Closing, the following items shall be delivered by the parties (unless otherwise agreed to by the parties):

(a) Buyer shall deliver to the Company and ENBW:

(i) the Closing Cash Payments;

(ii) the officer’s certificate described in Section 12.3(c);

(iii) the secretary’s certificate described in Section 12.3(d); and

(iv) a certificate, validly executed by the Secretary of Buyer Parent for and on its behalf certifying as to the valid adoption of resolutions of its Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; provided that such certificate is not required to be delivered by Buyer Parent if the Closing occurs more than ten (10) business days following the date hereof.

(b) The Company, the LLC and the Asset Sellers shall deliver to Buyer:

(i) evidence of the filing of amended articles of organization of the LLC in the form attached hereto on Exhibit D with the Secretary of State of the State of North Carolina;

(ii) at their sole cost, in the manner and form, and to the locations, reasonably specified by Buyer, all of the Acquired Assets other than the Transferred Technology;

(iii) duly executed by the appropriate Asset Sellers (i) General Assignments and Bills of Sale substantially in the form of Exhibit E hereto (the “General Assignment”), (ii) assignments of the Transferred Intellectual Property Rights from the Asset Sellers or their Affiliates, as applicable, to Buyer or one of its domestic subsidiaries or Affiliates as designated by Buyer in substantially in the forms of Exhibit J hereto, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer’s and the Asset Sellers’ counsel, as shall be effective to vest in Buyer good and valid title in and to the Acquired Assets (the General Assignments and the other instruments referred to in clauses (i), (ii) and (iii) above being collectively referred to herein as the “Assignment Agreements”);

(iv) copies of all of the Transferred Contracts and for each such Transferred Contract for which a consent is required for transfer or assignment, the Asset Sellers shall deliver to Buyer a written consent in form satisfactory to Buyer, signed by the party or parties (other than an Asset Seller) to such Transferred Contract pursuant to which such party or parties thereto (x) consent, to the transfer and assignment of such Transferred Contract to Buyer and (y) confirms that Buyer shall have all rights that the Asset Sellers had under such Transferred Contract following the Closing;

(v) duly executed consents identified on Schedule 12.2(e), in each case, in form and substance reasonably satisfactory to Buyer;

(vi) evidence of termination of the Contracts listed on Schedule 12.2(f);

(vii) evidence of release of the Liens listed on Schedule 11.9;

(viii) original copies of the License Agreements marked “terminated”;

(ix) the certificates of existence of counsel to the Asset Sellers, E&EC and the Company referred to in Section 12.2(q);

(x) the legal opinions of counsels to the LLC referred to in Section 12.2(r);

(xi) one copy of invention disclosures, prosecution files and materials related to Patents included in the Transferred Intellectual Property Rights;

(xii) one copy of all Transferred Technology to be delivered at Closing as provided by Schedule 2.1(b);

(xiii) unless Buyer provides written notice to the LLC, evidence that the Employee Plan(s) (including any related insurance policies but excluding any Employment Agreements not specifically required to be terminated pursuant to this Agreement) have been terminated (effective as of the day immediately preceding the Closing Date) in accordance with Section 11.10.

(xiv) the officers’ certificates described in Section 12.2(o);

(xv) the additional officer’s certificate described in Section 12.2(p); and

(xvi) a duly executed estoppel certificate in the form attached hereto as Exhibit H from the landlord for the Leased Real Property in Charlotte, North Carolina.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,

THE LLC, E&EC AND THE ASSET SELLERS

The Company, the LLC, E&EC and each of the Asset Sellers hereby jointly and severally represent and warrant to Buyer, subject to such exceptions as are specifically disclosed in writing in the Disclosure Schedule (referencing the appropriate section and paragraph numbers) supplied by the Company, the LLC, E&EC and each of the Asset Sellers to Buyer (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Closing Date, as though made at the Closing Date, as follows:

5.1 Organization. Each of the Asset Sellers, the Company and the LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Asset Seller, the Company, E&EC, the LLC and their respective subsidiaries has the power and authority to own, lease and operate its properties and to carry on its business, as currently conducted. Each Asset Seller, the Company, E&EC, the LLC and any of their respective subsidiaries is duly qualified or licensed to do business and in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a material effect on the Business. Neither the LLC nor any of its subsidiaries has agreed or is obligated to make, or is bound by any agreement, as in effect as of the date hereof or as may hereinafter be in effect under which agreement it may become obligated to make, any future investment in or capital contribution to any other entity. Each of the LLC and its subsidiaries has delivered to Buyer a true and complete copy of its certificate of formation, articles of organization, and any operating agreement, each as amended as of the date hereof (collectively, the “Charter Documents”). None of the Asset Sellers, the Company, E&EC, the LLC or their respective subsidiaries is in violation of any of the provisions of its respective Charter Documents. Section 5.1(i) of the Disclosure Schedule sets forth a list of all of the directors and officers of the LLC and its subsidiaries as of the date hereof. The operations now being conducted by the LLC and its subsidiaries are not now and have never been conducted by the LLC and its subsidiaries, as may be the case, under any other name. Section 5.1(ii) of the Disclosure Schedule lists every state or foreign jurisdiction in which the LLC and its subsidiaries has employees or facilities or otherwise carries on business and identifies whether the LLC and its subsidiaries are qualified or licensed to do business in such jurisdiction.

5.2 Capitalization. Section 5.2 of the Disclosure Schedule sets forth an accurate and complete list of the members of the LLC and its subsidiaries and the amount or percentage of membership interests held by each such member. All Membership Interests of the LLC are held by the Company and ENBW. All of the outstanding membership interests in the LLC and its subsidiaries (a) have been duly authorized, (b) are fully paid and nonassessable, (c) were created in compliance with all applicable securities laws and Legal Requirements, (d) are free of any Liens, and (e) are not subject to any preemptive rights or rights of first refusal created by statute, the Charter Documents or any Contract to which the LLC or its subsidiaries is a party or by which it is bound. Upon the Closing Date, the LLC will be a direct wholly-owned subsidiary of Buyer or a designee of Buyer. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the LLC or its subsidiaries is a party or by which the LLC or its subsidiaries is bound obligating any of them to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any membership interest or obligating either of them to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the LLC or its subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the LLC or its subsidiaries. There are no agreements to which the LLC or its subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any of their respective membership interests. The Membership Interests, when transferred in accordance with the provisions of this Agreement, will be validly created, fully paid and nonassessable, will have the rights, preferences, privileges and restrictions described in the Charter Documents of the LLC and will be free and clear of any Liens.

5.3 No Subsidiaries. The LLC does not own or control, directly or indirectly, any interest in any other corporation, limited liability company, partnership, association, joint venture or business entity. The LLC is not a participant in any joint venture, partnership or similar arrangement.

5.4 Authority. Each Asset Seller, the Company, E&EC and the LLC has all necessary power and authority and has taken all action necessary to enter into this Agreement and each Collateral Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Each Asset Seller, the Company, E&EC and the LLC has duly executed and delivered this Agreement and each Collateral Agreement to which it is a party, and, assuming execution and delivery by the other parties hereto and thereto, will constitute the valid and binding obligations of the Asset Sellers, the Company, E&EC and the LLC, enforceable against the Asset Sellers, the Company, E&EC and the LLC, as the case may be, in accordance with their respective terms. The execution and delivery of this Agreement and the Collateral Agreements to which the Asset Sellers, the Company, E&EC or the LLC is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Asset Sellers, the Company, E&EC and the LLC and no further action is required on the part of the Asset Sellers, the Company, E&EC or the LLC to authorize the Agreement and the Collateral Agreements to which they are a party and the transactions contemplated hereby and thereby.

5.5 No Conflict; No Default. The execution and delivery of this Agreement and the Collateral Agreements by the Asset Sellers, the Company, E&EC and the LLC and the consummation of the transactions contemplated hereby and thereby, do not, and performance of this Agreement by the Asset Sellers, the Company, E&EC and the LLC and the Collateral Agreements to which any such Asset Seller, the Company, E&EC or the LLC, as the case may be, is a party will not contravene, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (A) any provision of their respective Charter Documents, (B) any Contract to which any Asset Seller, the Company, E&EC, the LLC or their respective subsidiaries or their respective properties or assets (whether tangible or intangible) is subject, or (C) any Legal Requirement applicable to any Asset Seller, the Company, E&EC, the LLC or their respective subsidiaries or their respective properties (whether tangible or intangible) or assets. Each of the LLC and its subsidiaries is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor does the LLC or any of its subsidiaries have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect, and none of the LLC or any of its subsidiaries is subject to any default thereunder, nor to the Knowledge of the Company or the LLC, is any party obligated to the LLC or any of its subsidiaries pursuant to any such Contract subject to any default thereunder. Each Asset Seller and their respective subsidiaries is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract or any Contract relating to the Business or Acquired Assets to which they are a party, nor does any Asset Seller or any of their respective subsidiaries have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Transferred Contract is in full force and effect, and none of the Asset Sellers or their respective subsidiaries is subject to any default thereunder, nor to the Knowledge of any of the Asset Sellers, is any party obligated to the Asset Sellers or any of their respective subsidiaries pursuant to any such Transferred Contract subject to any default thereunder.

5.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person, including a party to any agreement with any Asset Seller, the Company, E&EC, the LLC or any of their respective subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, any Asset Seller, the Company, E&EC, the LLC or any of their respective subsidiaries, in connection with the execution and delivery of this Agreement and the Collateral Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; (ii) the adoption of this Agreement and approval of the transactions contemplated hereby by the members of the LLC; and (iii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or filings the failure of which to have or receive would not have a material adverse effect on the LLC.

5.7 Acquired Assets. The Acquired Assets and the assets of the LLC comprise all the assets required for conduct or operation of, used in or otherwise constituting the Business as currently conducted and as contemplated by the Asset Sellers, the Company, E&EC and the LLC to be conducted immediately prior to the Closing; there is no Contract, Order or the like binding upon the Acquired Assets and the assets of the LLC that has or may have effect of impairing use of the Acquired Assets by Buyer. None of the Company, E&EC or E&EC’s Affiliates (other than the LLC) owns or has any right, title or interest in or to any assets, rights or properties required for conduct or operation of, used in or otherwise constituting the Business.

5.8 Financial Statements. Section 5.8 of the Disclosure Schedule sets forth the LLC’s balance sheet, income statement and statement of cash flows as of November 30, 2003 (the “LLC Financials.” The LLC Financials are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the LLC Financials may omit notes otherwise required by GAAP. The LLC Financials presented fairly in all material respects the LLC’s consolidated financial condition, operating results and cash flows as at the respective dates thereof and during the periods indicated therein.

5.9 Indebtedness. None of the LLC or any of its subsidiaries has as of the Closing Date any outstanding loans, credit agreements, promissory notes or other agreements or instruments relating to the borrowing of money or extension of credit other than trade payables incurred in the ordinary course of business consistent with past practice and reflected on the LLC Financials or incurred in accordance with Section 11.3.

5.10 Accounts Receivable. The accounts receivable, unbilled invoices and any other debts due or recorded in the records and books of account of the LLC, as being due to the LLC (the “Accounts Receivable”):

(a) are valid and existing, and are to the Knowledge of the Company, the Asset Sellers and E&EC collectible in the ordinary course of business consistent with industry practice (except to the extent of any reserve for uncollectible accounts indicated in the LLC Financials);

(b) have arisen in the ordinary course of business; and

(c) to the Knowledge of the Company, the Asset Sellers and E&EC, none of such Accounts Receivable is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such reserve.

5.11 No Liabilities. None of the LLC or any of its subsidiaries has any Liability in excess of $10,000 other than: (a) Liabilities reflected in, reserved against or otherwise described in the LLC Financials or the notes thereto; (b) Liabilities arising in the ordinary course of business since November 30, 2003 that would not have a material adverse effect on the LLC or the Business; and (c) any liability approved by Buyer Parent in accordance with the procedures set forth in Section 11.3(c).

5.12 Absence of Certain Changes. Since November 30, 2003, there has not been, occurred or arisen any:

(a) transaction by the LLC or any of its subsidiaries except in the ordinary course of business consistent with past practices;

(b) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the LLC or any of its subsidiaries (whether or not covered by insurance); or

(c) transactions, events or developments of the type described in Sections 11.3(a)(i) through 11.3(a)(xxv) other than any such transactions, events or developments approved by Buyer Parent in accordance with Section 11.3(c).

5.13 Taxes.

(a) Tax Returns and Audits.

(i) As of the Closing Date, the LLC and its subsidiaries will have (x) prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the LLC and its subsidiaries or their respective operations and such Tax Returns are true, complete and correct and have been completed in accordance with applicable law and (y) timely paid, or have adequately reserved for the payment of, all Taxes required to be paid (whether or not shown on any Tax Return).

(ii) As of the Closing Date, the LLC and its subsidiaries will have timely paid or withheld with respect to its Employees and other third parties (and timely paid such amounts withheld over to the appropriate authorities), all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act (“FICA”), Federal Unemployment Tax Act (“FUTA”) and any other Taxes required to be paid or withheld.

(iii) None of the LLC or any of its subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the LLC or any of its subsidiaries, nor has the LLC or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of the LLC or any of its subsidiaries is presently in progress, nor has the LLC or any of its subsidiaries been notified of any request for such an audit or other examination.

(v) None of the LLC or any of its subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Closing Date Balance Sheet in a proper and sufficient manner in whole or in part, whether asserted or unasserted, contingent or otherwise, and none of the LLC or any of its subsidiaries has incurred any liability for Taxes since the date of the Closing Date Balance Sheet other than in the ordinary course of business consistent with past practice.

(vi) The LLC and each of its subsidiaries have made available to Buyer or its legal counsel, copies of all Tax Returns for each of the LLC and its subsidiaries filed for all periods since its inception.

(vii) There are (and immediately following the Closing Date there will be) no Liens on the assets of the LLC or any of its subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(viii) None of the LLC or any of its subsidiaries has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the LLC or any of its subsidiaries.

(ix) None of the LLC’s or any of its subsidiaries’ assets are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(x) None of the LLC or any of its subsidiaries has ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(xi) The LLC’s and each of its subsidiaries’ tax basis in their respective assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the LLC’s and each of its subsidiaries’ tax books and records.

(xii) No adjustment relating to any Tax Return filed by the LLC or each of its subsidiaries’ has been proposed formally or, to the Knowledge of Asset Sellers, E&EC or the Company, informally by any tax authority to the LLC, any of its subsidiaries or any representative thereof.

(xiii) No claim has ever been made by an authority in a jurisdiction in which the LLC does not file Tax Returns that the LLC is or may be subject to taxation by such jurisdiction.

(xiv) None of the LLC or any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xv) None of the LLC or any of its subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation § 1.6011-4(b)(2).

(xvi) The LLC is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(xvii) Since completion of the fiscal year preceding the current fiscal year, no dividend distributions, disclosed or undisclosed, have been made by the LLC, and in the current fiscal year the LLC has not resolved on and/or made any distribution of dividends and has not resolved on any distribution of dividends not reflected in any previous year-end closing of the LLC.

(xviii) To the extent that failure to do so would adversely affect: (i) any Asset Seller’s ability to deliver free and clear title to the Acquired Assets; (ii) each of the Company and ENBW’s ability to deliver free and clear title to the Membership Interests; or (iii) Buyer’s right to hold, own or use the Acquired Assets or the Membership Interests, each of the Asset Sellers, the Company and ENBW has filed within the time period for filing or any extension granted with respect thereto all Tax Returns that it is required to file relating to or pertaining to any and all Taxes attributable to, levied or imposed upon, or incurred in connection with the Acquired Assets or the Membership Interests, and each portion of any such Tax Return is true and correct and has been completed in accordance with applicable law. Each of the Asset Sellers, the Company and ENBW has paid all Taxes relating to the Acquired Assets and the Membership Interests.

(xix) There are (and as of immediately following the Closing there will be) no Liens on the Acquired Assets or the Membership Interests relating to or attributable to Taxes.

(xx) None of the LLC or any of its subsidiaries has received any written Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into such agreement with any Tax authority which would affect the Tax situation of the LLC or any of its subsidiaries in any time period ending after the Closing.

(b) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the LLC or any of its subsidiaries is a party, including the provisions of this Agreement, covering any Employee or former Employee of the LLC or other Person or any of their respective subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the LLC or any of its subsidiaries is a party or by which it is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

5.14 Restrictions on Business Activities. Except for this Agreement and the Collateral Agreements, there is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the LLC or any of its subsidiaries is a party or otherwise binding upon the LLC or any of its subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the LLC or any of its subsidiaries, any acquisition of property (tangible or intangible) by the LLC or any of its subsidiaries, the conduct of business by the LLC or any of its subsidiaries, or otherwise limiting the freedom of the LLC or any of its subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, none of the LLC or any of its subsidiaries has entered into any Contract under which the LLC or any of its subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, except as otherwise provided herein or in the Collateral Agreements.

5.15 No Liquidation, Bankruptcy, Insolvency.

(a) No order or decree has been made or petition presented, or resolution passed for the winding-up or liquidation of any Asset Seller, Company, E&EC, the LLC or any of the LLC’s subsidiaries and there is not outstanding:

(i) any appointment of a receiver over the whole or part of the undertaking of assets of any Asset Seller, Company, E&EC, the LLC or any of their respective subsidiaries;

(ii) any petition or order for administration of any Asset Seller, Company, E&EC, the LLC or any of their respective subsidiaries;

(iii) any voluntary arrangement between any Asset Seller, the Company, E&EC, the LLC or any of their respective subsidiaries and any of their respective creditors with respect to the winding-up or liquidation of the LLC or an assignment for the benefit of creditors;

(iv) any distress or execution or other process levied in respect of any Asset Seller, the Company, E&EC, the LLC or any of their respective subsidiaries which remains undischarged; or

(v) any unfulfilled or unsatisfied judgment or court order against the LLC or any of its subsidiaries.

(b) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of the LLC or any of its subsidiaries or to appoint a receiver over the whole or any part of the undertaking or assets of any Asset Seller, the Company, E&EC, the LLC or any of their respective subsidiaries.

(c) None of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries is (i) deemed unable to pay its debts within the meaning of applicable law, (ii) insolvent, or (iii) would be rendered insolvent as a result of the transactions contemplated by this Agreement.

5.16 Title to Acquired Assets; Titles to Properties; Absence of Liens; Condition of Equipment.

(a) The Asset Sellers collectively have good and marketable title to all of the Acquired Assets free and clear of any title defects or objections or Liens. The Tangible Assets are in good condition and repair, subject to normal wear and tear.

(b) None of the LLC or any of its subsidiaries owns any real property, nor has the LLC and any of its subsidiaries ever owned any real property. Section 5.16(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the LLC or any of its subsidiaries or otherwise used or occupied by the LLC or any of its subsidiaries for the operation of their business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(c) The LLC and each of its subsidiaries has provided Buyer true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the LLC or any of its subsidiaries is bound. All of the Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default). Neither the LLC nor any of its subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the LLC or any of its subsidiaries to the continued use and possession of the Leased Real Property for the conduct of the Business as presently conducted. The LLC and each of its subsidiaries currently occupies all of the Leased Real Property only for the operation of the Business. There are no other parties occupying, or with a right to occupy, the Leased Real Property.

(d) The Leased Real Property is in good operating condition and repair, free from structural, material physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Business as presently conducted. Neither the operation of the LLC or any of its subsidiaries on the Leased Real Property nor, to the Asset Sellers’, E&EC’s or the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable Legal Requirements. To the Knowledge of the Asset Sellers, the Company, E&EC and the LLC, there currently exists water, wastewater, sewer, gas, electrical, telephone and telecommunication lines and surface drainage systems serving the Leased Real Property to service the operation of the Business on each such property when fully occupied and operational. There are no pending, or, to the Asset Seller’s, E&EC or the Company’s Knowledge, threatened assessments of any public or quasi-public body either planned, in the process of construction or completed which are reasonably likely to give rise to any assessment against any Leased Real Property.

(e) The LLC and each of its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in the Business, free and clear of any Liens.

(f) Section 5.16(f) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the LLC or each of its subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the LLC and each of its subsidiaries as currently conducted and as currently contemplated to be conducted by the Asset Sellers, the Company, E&EC and the LLC immediately prior to the Closing, other than purchases of Equipment not to exceed an aggregate of $150,000 and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

5.17 Customer Information. The LLC and each of its subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to their current and former customers (the “Customer Information”). No Person other than the LLC or any of its subsidiaries possesses any claims or rights with respect to use of the Customer Information. Section 5.17 of the Disclosure Schedule contains a correct and current list of all of the customers of the Business together with summaries of the sales made to each such customer.

5.18 Intellectual Property.

(a) Section 5.18(a)(i) of the Disclosure Schedule contains a list of all Transferred Intellectual Property Rights and LLC IP that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority within the NAFTA Territories at any time (“Registered IP”). Section 5.18(a)(ii) of the Disclosure Schedule lists all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Registered IP, and any actions that must be taken within 90 days after the Closing for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any applications or responses to office actions, documents, applications or certificates.

(b) To the Knowledge of the Asset Sellers, the Company, E&EC and the LLC, each item of Registered IP is valid and enforceable as of the Closing Date, all necessary registration, maintenance and renewal fees currently due in connection with Registered IP have been made, and all necessary documents, recordations and certificates in connection with Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining Registered IP. None of the Asset Sellers, the Company, E&EC, the LLC or their respective subsidiaries has Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Registered IP invalid or unenforceable, or that would materially affect any pending application for any Registered IP, and none of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Registered IP.

(c) Section 5.18(c) of the Disclosure Schedule contains a complete and accurate list of all Contracts whereby the LLC or any of its subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any Liability with respect to the infringement or misappropriation of any Intellectual Property Rights.

(d) The Transferred Intellectual Property Rights and LLC IP constitute all Intellectual Property Rights used in or necessary to the operation of the Business in the NAFTA Territories as currently conducted and as contemplated to be conducted by the Asset Sellers, the Company, E&EC and the LLC immediately prior to the Closing. The Transferred Technology and LLC IP include all Technology in the possession or control of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries that is necessary or useful in the Business in the NAFTA Territories as currently conducted and as contemplated to be conducted by the Asset Sellers, the Company, E&EC and the LLC immediately prior to the Closing.

(e) The Transferred Technology and the LLC IP are in all material respects equivalent to the most advanced Technology utilized by the Asset Sellers, the Company, E&EC and the LLC at the time of delivery in connection with SCR catalyst cleaning or regeneration services anywhere in the world.

(f) None of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries is aware of any facts or circumstances that would render the Transferred Intellectual Property Rights, Transferred Technology or LLC IP unsuitable for the Business as currently conducted and as contemplated to be conducted by the Asset Sellers, the Company, E&EC and the LLC as of immediately prior to the Closing.

(g) To the Knowledge of the Asset Sellers, the Company, E&EC and the LLC, the delivery of the Transferred Technology, the assignment by Asset Sellers of the

Transferred Intellectual Property Rights or the practice by Buyer, the LLC or any of their respective subsidiaries of the Transferred Intellectual Property Rights, Transferred Technology or LLC IP in the NAFTA Territories will not result in any royalty or license fee payment obligation of Buyer, the LLC or any of their respective subsidiaries.

(h) The delivery of the Transferred Technology to Buyer for use in the NAFTA Territories will not violate any law or regulation applicable to the Asset Sellers, the Company, E&EC, the LLC or Buyer, including United States import laws or regulations.

(i) To the Knowledge of the Asset Sellers, E&EC and the LLC, neither the use of the Transferred Intellectual Property Rights, Transferred Technology or LLC IP nor the operation of the Business as currently conducted and as contemplated to be conducted by the Asset Sellers, the Company, E&EC and the LLC immediately prior to the Closing will result in infringement by the LLC or any of its subsidiaries or any of their respective customers, of any Intellectual Property Rights of any third person as of the Closing Date. To the Knowledge of the Asset Sellers, the Company, E&EC and the LLC, as of the Closing Date, none of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries has received notice that the Transferred Intellectual Property Rights, Transferred Technology or LLC IP, or the operation of the Business, infringes the Intellectual Property Rights of any third party.

(j) The Asset Sellers the LLC or their respective subsidiaries, as applicable, are the exclusive owners of all Transferred Intellectual Property Rights, Transferred Technology and LLC IP in the NAFTA Territories.

(k) Section 5.18(k) of the Disclosure Schedule lists (i) all Contracts pursuant to which the Asset Sellers, the Company, E&EC, the LLC or any of their respective Affiliates have granted any rights or licenses to Transferred Intellectual Property Rights, Transferred Technology or LLC IP to any third party, and (ii) all Persons other than the Asset Sellers and the LLC that have ownership rights or license rights in any Transferred Intellectual Property Rights, Transferred Technology or LLC IP or to improvements made by or for the Asset Sellers and the LLC in any Transferred Intellectual Property Rights, Transferred Technology or LLC IP. None of the Asset Sellers, the Company, E&EC, the LLC or any of their respective Affiliates is aware of any past or present infringement of the Transferred Intellectual Property Rights or LLC IP by any third party.

(l) The Asset Sellers, the LLC and each of their respective subsidiaries each have taken reasonable steps to protect their respective rights in their confidential information and trade secrets constituting Transferred Technology and any trade secrets or confidential information of third parties constituting Transferred Technology provided to the Asset Sellers, the LLC or any of their respective subsidiaries under an obligation of confidentiality. Without limiting the foregoing, the Asset Sellers, the LLC and each of their respective subsidiaries have required each current and former Employee and each contractor who has been involved in the development of any Transferred Technology or LLC IP to execute a proprietary information and inventions assignment agreement.

(m) Neither the use of the Transferred Intellectual Property Rights, Transferred Technology or LLC IP nor the operation of the Business as currently conducted and as contemplated to be conducted by the Asset Sellers, the Company, E&EC and the LLC immediately prior to the Closing will result in infringement by the LLC or any of its subsidiaries or any of their respective customers, of any Intellectual Property Rights of any third person as of the Closing Date. As of the Closing Date, none of the Asset Sellers, the LLC or any of their respective subsidiaries has received notice that the Transferred Intellectual Property Rights, Transferred Technology or LLC IP, or the operation of the Business, infringes the Intellectual Property Rights of any third party.

5.19 Agreements, Contracts and Commitments. As of the date hereof, none of the LLC or any of its subsidiaries is a party to, nor is it bound by:

(a) any employment or consulting Contract with any director, officer, employee or individual consultant or salesperson, or consulting or sales Contract with a firm or other organization;

(b) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any fidelity or surety bond or completion bond;

(d) any lease of personal property having a value in excess of $10,000 on the face of the agreement individually or $30,000 in the aggregate;

(e) any Contract of indemnification or guaranty;

(f) any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $30,000 in the aggregate;

(g) any Contract relating to the disposition or acquisition of any capital assets or any interest in any business enterprise;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit;

(i) any purchase order or Contract not yet fully performed and discharged for the purchase of materials involving in excess of $10,000 individually or $30,000 in the aggregate;

(j) any construction Contracts not yet fully performed and discharged involving in excess of $10,000;

(k) any dealer, distribution, joint marketing or development Contract;

(l) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, technology or services of the LLC or any of its subsidiaries;

(m) any Contract currently in force to provide source code to any third party for any product or technology of the LLC or any of its subsidiaries; or

(n) any other Contract not yet fully performed and discharged that involves $10,000 individually or $30,000 in the aggregate or more and is not cancelable without penalty with 30 days notice.

5.20 Governmental Authorization. Each consent, license, permit, approval, grant or other authorization of any Governmental Entity (i) pursuant to which the LLC or any of its subsidiaries currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the Business as currently conducted or currently contemplated to be conducted immediately prior to the Closing or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the LLC or any of its subsidiaries, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the LLC and its subsidiaries to operate or conduct the Businesses or hold any interest in their respective properties or assets.

5.21 Litigation. There is no action, suit, claim or proceeding of any nature pending, or, to the Knowledge of the Asset Sellers, the Company, E&EC or the LLC, threatened, against the LLC or any of its subsidiaries, their properties (tangible or intangible) or any of their officers, directors or managers. No Governmental Entity has at any time challenged or questioned the legal right of the LLC or any of its subsidiaries to conduct their respective operations as presently or previously conducted or as presently contemplated to be conducted as of immediately prior to the Closing. There is no event that has occurred, and no claim, dispute or other condition or circumstance that exists, that will, or that would reasonably be expected to, cause or provide for a basis for a director, employee or consultant of the LLC or any of its subsidiaries to seek indemnification from the LLC or any of its subsidiaries under any agreement, Charter Document or otherwise.

5.22 Minute Books. The LLC has made available to Buyer or its representatives or legal counsel accurate copies of existing minutes of the LLC (the “Minute Books”). The LLC has taken all actions necessary to authorize all material actions of the business of the LLC. At the Closing, the Minute Books will be in the possession of the LLC.

5.23 Environmental Matters.

(a) Condition of Property. Section 5.23(a) of the Disclosure Schedule sets forth a list of all Hazardous Materials present on any Business Facility currently owned, operated, occupied, controlled or leased by the LLC or any of its subsidiaries or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the LLC or such subsidiary in a manner that would be reasonably likely to result in a corrective action or clean-up obligation of the LLC or any of its subsidiaries. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the LLC as a consequence of the acts of the LLC or its agents.

(b) Hazardous Materials Activities. The LLC and its subsidiaries have conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the LLC and its subsidiaries in connection with the Business prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused an adverse health effect to any such person.

(c) Permits. Section 5.23(c) of the Disclosure Schedule accurately describes all of the Environmental Permits currently held by the LLC and its subsidiaries and relating to the Business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the LLC and its subsidiaries relating to the Business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The LLC and its subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which are reasonably likely to cause any such Environmental Permits to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the LLC or any of its subsidiaries is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing.

(d) Environmental Litigation. No Actions or Proceedings, amendment procedure, writ, injunction or claim is pending, or to the best of the LLC’s Knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the LLC relating to the Business, or any Business Facility.

(e) Offsite Hazardous Material Disposal. The LLC has transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 5.23(e) of the Disclosure Schedule; and no action, proceeding or Liability exists against the LLC with respect to any transfer or release of Hazardous Materials relating to the Business to a Disposal Site, and to the Knowledge of the Asset Sellers, the Company, E&EC and the LLC, no action or proceeding has been brought against the Disposal Sites listed on Section 5.23(e) of the Disclosure Schedule which could reasonably be expected to subject the LLC to any Liability.

(f) Environmental Liabilities. Neither the LLC nor any of its subsidiaries have entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to any Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the LLC or any of its subsidiaries.

(g) Reports and Records. The Asset Sellers, the Company, E&EC, and the LLC have delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the possession of the LLC and its subsidiaries and Affiliates concerning the Hazardous Materials Activities of the Business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries. The Asset Sellers, Company, E&EC, the LLC and their respective subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

5.24 Brokers’ and Finders’ Fees; Third Party Expenses. None of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 5.24 of the Disclosure Schedule sets forth all third party expenses in excess of $2,000 incurred or expected to be incurred by the LLC in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

5.25 Employee Matters.

(a) Schedule. Section 5.25(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan, International Employee Plan and each Employee Contract. Section 5.25(a)(ii) of the Disclosure Schedule sets forth a table setting forth the name, position, annual base salary, annual target incentive compensation, date of hire and visa status (including visa type and date of expiry) of each employee of the LLC and each of its subsidiaries. Schedule 5.25(a)(iii) of the Disclosure Schedule attaches a copy of each written Employee Contract.

(b) Documents. The LLC and each of its subsidiaries has provided to Buyer (i) correct and complete copies of each Employee Plan, International Employee Plan and each Employee Contract, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan, (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter, (vii) all material communications to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the LLC, (viii) all material correspondence to or from any governmental agency relating to any Employee Plan, (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law), (x) the most recent plan years discrimination tests for each Employee Plan, and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

(c) Employee Plan Compliance. (i) the LLC and each of its subsidiaries has performed in all material respects all obligations required to be performed by it under each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code, (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan, and (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Plan, (iv) there are no actions, suits or claims pending, or, to the Knowledge of the LLC or any of its subsidiaries, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan, (v) each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date, without material Liability to the Buyer, the LLC or any of their respective subsidiaries (other than ordinary administration expenses), (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the LLC or any of its subsidiaries, threatened by the IRS or DOL with respect to any Employee Plan, and (vii) none of the LLC or any of its subsidiaries, is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d) Pension Plan. None of the LLC or any of its subsidiaries or ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(e) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the LLC or any of its subsidiaries or ERISA Affiliates contributed to or been obligated to contribute to any Multiemployer Plan. None of the LLC or any of its subsidiaries or ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(f) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any liability to provide retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the LLC has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

(g) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (in each such case, either alone or upon the occurrence of any additional or subsequent event contemplated by or arising under such Employee Plan, Employment Agreement, trust or loan).

(ii) No payment or benefit which has been or will be made by either the LLC or any of its subsidiaries or any of their respective ERISA Affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(h) Employment Matters. The LLC and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the LLC or any of its subsidiaries under any worker’s compensation policy or long-term disability policy.

(i) Labor. No work stoppage or labor strike against the LLC or any of its subsidiaries is pending, threatened or reasonably anticipated. The LLC or any of its subsidiaries does not know of any activities or proceedings of any labor union to organize any Employees. The LLC or any of its subsidiaries is not presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the LLC or any of its subsidiaries.

(j) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Closing Date, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the LLC or any of its subsidiaries or the Buyer from terminating or amending any International Employee Plan at any time for any reason without liability to the LLC or any of its subsidiaries or the Buyer (other than ordinary administration expenses or routine claims for benefits).

5.26 Insurance. Section 5.26 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the LLC and any of its subsidiaries (the “Insurance Policies”), including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by LLC or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or that LLC or any of its subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under the Insurance Policies have been paid in full (or if installment payments are due, will be paid if incurred prior to the Closing Date) or, if such amounts are not yet due and payable, reserved by the LLC on the Current Balance Sheet in accordance with GAAP, and the LLC and any of its subsidiaries are otherwise in material compliance with the terms of the Insurance Policies. The Insurance Policies have been in effect since the LLC’s or any of its subsidiaries’, as the case may be, respective organization and incorporation and remain in full force and effect. None of LLC or any of its subsidiaries has received notice of threatened termination of, or premium increase with respect to, any of the Insurance Policies. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement. None of the LLC or any of its subsidiaries or Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

5.27 Compliance with Laws. The LLC and each of its subsidiaries have complied with, are not in violation of, and have not received any notices of violation of any Legal Requirements or Orders, except to the extent such failure to comply or violation would not have a material adverse effect on the Business.

5.28 Warranties; Indemnities. Each service rendered or product manufactured, sold, leased, licensed or delivered by the LLC or any of its subsidiaries has been done so in material conformity with all express and implied warranties, and none of the LLC or any of its subsidiaries has any Liability (nor does the LLC or any of its subsidiaries have any Knowledge of any event, act or circumstance that would provide a basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the LLC or any of its subsidiaries giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No service rendered or product manufactured, sold, leased, licensed or delivered by the LLC or any of its subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the LLC’s or any of its subsidiaries’, as the case may be, applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Schedule 5.28 of the Disclosure Schedule includes copies of the standard terms and conditions of sale, license and lease for the LLC and each of its subsidiaries.

5.29 Bulk Transfer Laws. Each Asset Seller, the Company and the LLC represents that there are no current or past creditors of any Asset Seller, the Company or the LLC to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement and the Collateral Agreements.

5.30 Representations and Warranties Complete. None of the representations or warranties made by the Asset Sellers, the Company, E&EC and the LLC (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Asset Sellers, the Company, E&EC, or the LLC or any of their Affiliates pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5.31 Power of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Asset Sellers, the Company, the LLC or any of their respective subsidiaries in respect of the Business or the Acquired Assets, except as granted to Buyer hereunder.

5.32 Affiliated Party Transactions.

(a) Neither the Acquired Assets nor the assets, Technology or Intellectual Property Rights that would otherwise fall within the definition of the Acquired Assets, are owned, in whole or in part, by any Affiliate of any of the Asset Sellers (other than the Company, E&EC or the LLC with respect to the Asset Sellers) or of the Company, E&EC or the LLC. None of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries has at any time transferred or licensed any of the Acquired Assets, including any assets, Technology or Intellectual Property Rights used in or pertaining to the Business, to any member of such Asset Seller, the Company, E&EC, the LLC or such subsidiary, as the case may be, or to any entity in which such Asset Seller, the Company, E&EC, the LLC or any of their respective subsidiaries, as the case may be, owned or owns more than five percent (5%) of the shares of such entity.

(b) No officer, director, manager or stockholder of any of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries or Affiliates has any material interest in any property, real or personal, tangible or intangible, including Technology and Intellectual Property Rights, used in or pertaining to the Business.

(c) No officer, director, manager or stockholder of any of the Asset Sellers, the Company, E&EC, the LLC or any of their respective subsidiaries or Affiliates (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the LLC or any of its subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the LLC or any of its subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the LLC or any of its subsidiaries is a party. There are no Contracts with regard to contribution or indemnification (i) between the LLC or any of its subsidiaries and any Asset Seller, the Company or E&EC or (ii) among any of the Asset Sellers, the Company or E&EC.

5.33 German Civil Code Section 613. The sale of the Membership Interests and the Acquired Assets by the Asset Sellers and the Company hereunder does not violate or implicate Section 613(a) of the German Civil Code, and Buyer shall have no liability under such Section 613(a) as a result of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of Buyer and Buyer Parent, jointly and severally represents and warrants to the Asset Sellers and the Company on the date hereof and as of the Closing Date, as though made at the Closing Date, as follows:

6.1 Organization, Standing and Power. Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Buyer and Buyer Parent has the corporate power to own its properties and to carry on its business as now being conducted.

6.2 Authority. Each of Buyer and Buyer Parent has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements to which Buyer or Buyer Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Parent. This Agreement and the Collateral Agreements to which Buyer and Buyer Parent is a party have been duly executed and delivered by Buyer and Buyer Parent, and, assuming execution and delivery by the other parties hereto and thereto, will constitute the valid and binding obligations of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent, as the case may be, in accordance with their respective terms.

6.3 No Conflict. The execution and delivery of this Agreement and the Collateral Agreements by Buyer and Buyer Parent, and the consummation of the transactions contemplated hereby and thereby, do not, and performance of this Agreement by Buyer and Buyer Parent and the Collateral Agreements to which Buyer and Buyer Parent, as the case may be, is a party will not (i) Conflict with (A) any provision of their respective Charter Documents, (B) any Contract to which any Buyer or Buyer Parent or their respective subsidiaries or their respective properties or assets (whether tangible or intangible) is subject, or (C) any Legal Requirement applicable to any Buyer or Buyer Parent, or their respective subsidiaries or their respective properties (whether tangible or intangible) or assets, (ii) cause Buyer or Buyer Parent or their respective subsidiaries to become subject to, or to become liable for the payment of, any Tax, or (iii) cause any assets owned by Buyer or Buyer Parent or their respective subsidiaries to be reassessed or revalued by any taxing authority or other Governmental Entity.

6.4 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person, including a party to any agreement with Buyer or Buyer Parent or any of their respective subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, Buyer or Buyer Parent or any of their respective subsidiaries, in connection with the execution and delivery of this Agreement and the Collateral Agreement or the consummation of the transactions contemplated hereby and thereby, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF ENVICA PARENT

ENVICA Parent represents and warrants to Buyer on the date hereof as follows:

7.1 Organization, Standing and Power. ENVICA Parent is a corporation duly organized, validly existing and in good standing under the laws of Germany. ENVICA Parent has the corporate power to own its properties and to carry on its business as now being conducted.

7.2 Authority. ENVICA Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ENVICA Parent. This Agreement has been duly executed and delivered by ENVICA Parent, and, assuming execution and delivery by the other parties hereto, will constitute the valid and binding obligations of ENVICA Parent, enforceable against ENVICA Parent in accordance with its respective terms.

7.3 No Conflict. The execution and delivery of this Agreement by ENVICA Parent, and the consummation of the transactions contemplated hereby, do not, and performance of this Agreement by ENVICA Parent will not Conflict with (i) any provision of its Charter Documents, (ii) any Contract to which ENVICA Parent or its subsidiaries or their respective properties or assets (whether tangible or intangible) is subject, or (iii) any Legal Requirement applicable to ENVICA Parent, or its subsidiaries or their respective properties (whether tangible or intangible) or assets.

7.4 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person, including a party to any agreement with ENVICA Parent or any of its subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, ENVICA Parent or any of its subsidiaries, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

ARTICLE VIII

RELEASE OF CLAIMS

8.1 Release of Claims. At the Closing, each of the Asset Sellers, the Company and E&EC, on behalf of themselves and their respective officers, directors, managers, employees, investors, stockholders, administrators, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release the LLC, and each of its present and former officers, directors, employees, managers, administrators, divisions, subsidiaries, predecessor and successor corporations, and assigns, for, from and against, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Closing Date. Each of the Asset Sellers, the Company and E&EC agrees that the release set forth in this Section 8.1 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred pursuant to this Agreement or any Collateral Agreement.

ARTICLE IX

PARENT GUARANTY

9.1 Guaranty. Buyer Parent unconditionally (i) promises to cause Buyer to perform any and all of its obligations pursuant to Sections 11.16 and 11.17 and (ii) guarantees Buyer’s performance of its obligations pursuant to Sections 2.2 and 2.3. This guaranty is absolute, unconditional and irrevocable and constitutes an independent guaranty of payment and not only of collectibility. Notwithstanding the foregoing, Buyer Parent shall not be required to provide any funding to the LLC or Buyer relating to the operation of the Business, and, subject to the Buyer’s continuing compliance with Section 11.17, Buyer Parent shall not be prohibited from conducting the Business or the operations of the LLC or Buyer in its absolute and sole discretion including ceasing, reducing or limiting the operation of the LLC or the Business, dissolving, liquidating or distributing the assets of the LLC or the Business to Buyer as part of such transaction or placing the LLC or Buyer into a voluntary proceeding for reorganization, consolidation, insolvency or similar action under federal or state law.

ARTICLE X

ENVICA PARENT GUARANTY

10.1 Guaranty. ENVICA Parent unconditionally (i) promises to cause ENVICA to perform any and all of its obligations pursuant to Sections 11.11(b), 11.14, 11.15 and 11.16, and (ii) guarantees ENVICA’s performance of its obligations pursuant to Article XIII for any breach or inaccuracy by ENVICA of a representation or warranty of ENVICA contained in Section 5.18 (excluding Sections 5.18(i) and 5.18(m)) or any failure by ENVICA to perform or comply with any covenant of ENVICA contained in Sections 11.11(b), 11.14, 11.15 and 11.16. This guaranty is absolute, unconditional and irrevocable and constitutes an independent guaranty of payment and not only of collectibility.

ARTICLE XI

COVENANTS AND AGREEMENTS

11.1 Access. During the period commencing on the date of this Agreement and continuing through the Closing Date, the Asset Sellers, the Company and the LLC, upon reasonable prior notice from Buyer, will (i) afford Buyer and its representatives, at all reasonable times during normal business hours, full and complete access to the personnel, professional advisors, properties, Contracts, Books and Records, and other documents and data, or portions or extracts thereof of the Asset Sellers, the Company and the LLC (including such environmental inspections, tests and investigations as Buyer reasonably determines are necessary with respect to the Leased Real Property), (ii) furnish Buyer and its representatives with copies of all such Contracts, Books and Records, and other existing documents and data, or portions or extracts thereof, as Buyer may reasonably request, and (iii) furnish Buyer and its representatives with such additional financial (including Tax Returns and supporting documentation), operating, and other data and information as Buyer may reasonably request, in the case of clauses (i) through (iii) above relating specifically to the Business or the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 11.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby. Buyer hereby agrees to indemnify the Asset Sellers, the Company, E&EC and the LLC for, from and against, any damages resulting from any environmental or other inspection of the Leased Real Property during the period prior to Closing to the extent caused by Buyer or its agents (excluding the mere discovery of Hazardous Materials).

11.2 Operation of the Business by the LLC. During the period commencing on the date of this Agreement and continuing through the Closing Date, unless specifically permitted or required by this Agreement or otherwise agreed in writing by Buyer, the Asset Sellers, E&EC and the Company shall cause the LLC to, and the LLC will:

(a) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) pay the debts and Taxes of the Business when due;

(c) pay or perform other obligations of the Business when due;

(d) use commercially reasonable efforts to preserve intact the current business organization of the LLC, keep available the services of the current officers, employees and agents of the LLC, and maintain the relations and goodwill with the suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents, and others having business relationships with the LLC, with the goal of preserving unimpaired the goodwill and ongoing business of the Business as of the Closing;

(e) use commercially reasonable efforts to maintain all of the Acquired Assets in their current condition, ordinary wear and tear excepted and, in the event of any damage to or destruction of any of the Acquired Assets prior to the Closing Date, promptly replace, repair or restore such Acquired Assets;

(f) confer with Buyer concerning business or operational matters relating to the Business of a significant nature;

(g) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years; and

(h) report to Buyer concerning any material adverse event involving the Business.

11.3 Conduct Prior to Closing.

(a) By the LLC. Except as otherwise expressly permitted or required by this Agreement, during the period commencing on the date of this Agreement and continuing through the Closing Date, the LLC will not, nor will the Asset Sellers, E&EC or the Company permit the LLC to, without the prior written consent of Buyer which consent shall not be unreasonably withheld:

(i) cause or permit any amendments to the Charter Documents of the LLC or any of its subsidiaries;

(ii) issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of, or purchase or agree to purchase, any capital stock or membership interests, as the case may be, of the LLC or any of its or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(iii) take any action to impair, encumber, create a Lien against any assets related to the Business;

(iv) buy, or enter into any inbound license agreement with respect to, Technology or Intellectual Property Rights of any third party to be incorporated in or used in connection with the Business or sell, lease or otherwise transfer or dispose of, or enter into any agreement with respect to, LLC IP or Transferred Intellectual Property Rights with any third party;

(v) disclose any Covered Technology except to Buyer and its Affiliates and their respective advisers;

(vi) change pricing or royalties charged to customers or licensees of the Business, other than in the ordinary course of business consistent with past practices, or pursuant to contractual obligations in effect on the date of this Agreement;

(vii) enter into any definitive strategic arrangement or relationship, agreement or any definitive development or joint marketing arrangement or agreement relating to the Business;

(viii) fire, or give notice of termination to, any of the LLC’s five most highly compensated Employees;

(ix) hire any salaried employees;

(x) change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Employee (whether payable in cash, equity compensation or otherwise), other than as required by the terms of contractual arrangements in effect on the date of this Agreement;

(xi) grant any severance or termination pay to any Employee (whether payable in cash, equity compensation or otherwise), other than as required by the terms of contractual arrangements in effect on the date of this Agreement, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Employee on the date hereof;

(xii) revalue any of the assets of the Business for accounting purposes;

(xiii) (A) make or change any election in respect of Taxes or adopt or change any accounting method in respect of Taxes or (B) enter into any closing agreement or settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as specifically required by law or accounting rules;

(xiv) commence or settle any actions, suits, proceedings, arbitration or governmental or regulatory investigations or audits involving or relating to the Business (“Actions or Proceedings”) or obtain any releases of threatened Actions or Proceedings involving payments by or to the LLC exceeding $10,000 in the aggregate;

(xv) make any capital expenditure or commitment exceeding $10,000 individually or $30,000 in the aggregate;

(xvi) pay, discharge or satisfy, in any amount in excess of $10,000 individually or $30,000 in the aggregate, any Liability of the LLC, except with respect to the purchase in the ordinary course of business of chemicals or other supplies necessary to satisfy obligations under existing commitments of the Business;

(xvii) change any accounting methods or practices (including any change in depreciation or amortization policies or rates, except as specifically required by applicable law or accounting rules);

(xviii) declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of any capital stock, or split, combine or reclassify any shares of capital stock;

(xix) terminate, extend, amend or modify the terms of any Contract;

(xx) sell, lease, license or otherwise dispose of any assets (whether tangible or intangible) or properties, including the sale of any accounts receivable, or grant any security interest in such assets or properties, except for inventory in the ordinary course of business consistent with past practice;

(xxi) extend or enter into any loan with any Person, or purchase any debt securities of any Person;

(xxii) incur any indebtedness, amend the terms of any outstanding loan agreement, or guarantee of any indebtedness, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(xxiii) waive or release any right or claim in excess of $2,000, including any write-off or other compromise of any account receivable;

(xxiv) lease, license, sublease or permit any other occupancy of the Leased Real Property by any Person other than the LLC or any of its subsidiaries; or

(xxv) take, or agree in writing or otherwise to take, any of the actions described in Sections 11.3(a)(i) through 11.3(a)(xxiv) above.

(b) By the Asset Sellers and the Company. Except as otherwise expressly permitted or required by this Agreement, during the period commencing on the date of this Agreement and continuing through the Closing Date, none of the Asset Sellers will, without the prior written consent of Buyer:

(i) take any action to impair, encumber, create a Lien against or otherwise adversely affect the Membership Interests or the Acquired Assets;

(ii) sell, lease or otherwise transfer or dispose of, or enter into any agreement with respect to, any of the Membership Interests or the Acquired Assets;

(iii) revalue any of the Acquired Assets;

(iv) disclose Covered Technology except as permitted in Section 11.16(d); or

(v) amend, waive or modify, or violate the terms of, any of the Transferred Contracts;

(vi) take, or agree in writing or otherwise to take, any of the actions described in Sections 11.3(b)(i) through 11.3(b)(v) above.

(c) Any consent required by the terms of Section 11.3 will be deemed granted two (2) business days after notice is delivered to Buyer Parent via fax or e-mail, in each case confirmed telephonically by the requesting party or receipt confirmed by Buyer, to both of the employees of Buyer Parent noted below, unless confirmed otherwise in writing by either of such employees of Buyer Parent.

Rob Zack

Chief Financial Officer

rzack@catalyticaenergy.com

Fax: (480) 998-5089

Phone: (480) 556-5565

Brian Engleman

Director, Venture Analysis & Planning

bde@catalyticaenergy.com

Fax: (650) 968-7129

Phone: (650) 940-6391

11.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 11.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement among the parties dated January 29, 2003, as amended on June 9, 2003, July 17, 2003 and August 27, 2003 (the “NDA”).

Notwithstanding the foregoing, the Asset Sellers, the Company and E&EC agree that, upon the Closing, non-public information regarding the Acquired Assets (other than Transferred Technology) shall be deemed to be the Confidential Information (as defined under the NDA) of Buyer and shall not be used or disclosed by any Asset Seller, the Company or E&EC except as expressly permitted under this Agreement. Except as (i) may be required by law or any listing agreement with a national securities exchange or (ii) disclosed by Buyer or its Affiliates, (a) the Asset Sellers, the Company or E&EC shall not disclose the existence of this Agreement or the Collateral Agreements or any terms hereof or thereof, except under an obligation of confidentiality to accountants, attorneys, investors, acquirors and advisors in connection with financings, mergers or acquisitions of the Asset Sellers, the Company or E&EC or to attorneys solely for the purpose of evaluating or litigating disputes arising hereunder, and (b) no party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated by this Agreement, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld.

11.5 Use of Confidential Information. Subject to Section 11.16 but otherwise notwithstanding anything to the contrary contained herein or in any other agreement of any Asset Seller, including any agreement between an Asset Seller and any employee of an Asset Seller, after the Closing, Buyer shall have the unrestricted, sublicensable and transferable right, and each Asset Seller hereby consents to such rights of Buyer, to use, disclose and exploit in any manner and without restriction any and all confidential information (i) disclosed by or embodied in any of the Acquired Assets (other than Transferred Technology) or (ii) which is disclosed to, or learned by, Buyer in connection with the transactions contemplated by this Agreement or to or by the Employees to the extent consisting of business or technical information pertaining to the Business retained in non-tangible form by the Employees. To the extent that any Employee may be bound by any agreement or policy of an Asset Seller that would in any way limit or restrict the rights of Buyer to confidential information under this Section 11.5, no Asset Seller shall assert, enforce or otherwise exercise its rights under such agreement or policy against any Employee or Buyer. In addition, each Asset Seller hereby further agrees to maintain and preserve the confidential information pertaining to the Acquired Assets (subject to the exceptions in the NDA other than any exception based on Asset Sellers’ prior possession of such information before its transfer to Buyer), including reasonable efforts to preserve confidentiality of information disclosed to third parties under confidentiality provisions in agreements retained by the Asset Sellers.

11.6 Notification of Certain Matters. The Asset Sellers, the Company, E&EC and the LLC shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 11.6 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) constitute an acknowledgment or admission of a breach of this

Agreement. Any disclosure by the Asset Sellers, the Company, E&EC or the LLC pursuant to this Section 11.6, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant only if such disclosure is specifically disclosed in writing in a Disclosure Schedule Supplement (referencing the appropriate section and paragraph numbers) and Buyer agrees to waive the condition set forth in Section 12.2(a) and Close. Notwithstanding the foregoing, this Section 11.6 shall not in and of itself be deemed to provide Buyer with a separate remedy, claim or cause of action against any Asset Seller, the Company, E&EC or the LLC.

11.7 Proprietary Information and Inventions Assignment Agreements. The LLC shall cause each Person that becomes, after the date hereof and prior to the Closing Date, an employee or contractor of the LLC or any of its subsidiaries who will be involved in the development of, or have access to, any LLC IP to enter into and execute, a proprietary information and inventions assignment agreement with the LLC or any of its subsidiaries effective as of such employee’s or contractor’s first date of employment or service in a form satisfactory to Buyer.

11.8 Transferred Contracts; Consents. The Asset Sellers, the Company and the LLC shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Transferred Contracts as may be required in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby so as to assign all rights of, and benefits to, Buyer thereunder upon the Closing.

11.9 Release of Liens. The Asset Sellers, the Company, E&EC and the LLC, as applicable, shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 11.9.

11.10 Employee Benefits. Effective as of the day immediately preceding the Closing Date, the LLC shall terminate the Employee Plans (including any related insurance policies but excluding any Employment Contracts) of the LLC set forth on Schedule 11.10.

11.11 Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use all reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and the Collateral Agreements for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party to this Agreement shall be required to agree to any divestiture of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or Affiliates or of any Asset Seller, as the case may be, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(b) Each Asset Seller hereby agrees to convey, transfer, and assign to Buyer or an Affiliate of Buyer designated by Buyer all of its right, title and interest in and to any and all of the assets, rights and properties required for conduct or operation of, used in or otherwise constituting the Business as currently conducted and as contemplated to be conducted by the Asset Sellers, the Company and E&EC as of immediately prior to the Closing Date as are identified by Buyer in good faith following the Closing, but that were not transferred and assigned to Buyer in connection with the consummation of the transactions contemplated hereby.

11.12 Additional Documents and Further Assurances. Up through and after the Closing, each party hereto, at the request of another party hereto, shall use all reasonable efforts to execute and deliver such other documents and instruments and use all reasonable efforts to do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

11.13 Tax Returns.

(a) Buyer shall be responsible for the preparation and filing of all Tax Returns required to be filed after the Closing Date. All such Tax Returns shall be prepared in accordance with applicable law. Upon notification by Buyer, each of the Asset Sellers, the Company and ENBW shall promptly pay to Buyer any liability for Taxes for which such party is are liable under this Agreement.

(b) The Company and ENBW, and to the extent relevant to the Acquired Assets, the Asset Sellers, shall, during the applicable statute of limitations period with respect to tax matters, (i) provide Buyer with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide Buyer with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other Tax proceeding. Each of the Company, ENBW, and to the extent relevant to the Acquired Assets, the Asset Sellers, shall retain all relevant documents, including prior year’s Tax Returns, supporting work schedules and other records or information, that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

(c) The parties acknowledge and agree that Buyer and its Affiliates will have the authority to file all Tax Returns following the Closing, in their sole discretion upon the advise of its tax advisors, and to make any election or enter into any agreement with any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes. Buyer agrees to provide ENBW and the Company with a copy of each such Tax Return concurrently with filing until the fifth anniversary of the Closing Date.

(d) The Company agrees to provide Buyer with a copy of the 2003 Tax Return of the LLC a reasonable time prior to filing for its review.

11.14 Intellectual Property Cooperation. Each Asset Seller hereby assigns and transfers to Buyer all of its rights, title and interest in the Transferred Intellectual Property Rights, and further agrees to assign and transfer to Buyer all of its rights, title and interest in Intellectual Property Rights in any Improvements. Up through and after the Closing, each Asset Seller shall use all reasonable efforts to assist Buyer, or its designee, to secure Buyer’s rights in the Transferred Intellectual Property Rights and the Intellectual Property Rights in the Improvements, including the disclosure to Buyer of all pertinent documentation, patent filings and search reports, information and data with respect thereto, access to and cooperation from Asset Sellers’ patent agents, employees and inventors regarding the timing, the claim of priority to and the filing of PCT or national patent applications designating or otherwise filed in the NAFTA Territories, and the execution of all applications, affidavits, declarations, specifications, oaths, assignments and all other instruments that Buyer deems reasonably necessary or as otherwise required by applicable government agencies in order to apply for, obtain, assign and convey to Buyer the sole and exclusive rights, title and interest in and to the Transferred Intellectual Property Rights and the Intellectual Property Rights in the Improvements. For avoidance of doubt, Buyer retains sole control over prosecution and enforcement of Patents in the NAFTA Territories related to Intellectual Property Rights in the Improvements and the Transferred Intellectual Property Rights and Asset Sellers retain sole control over prosecution and enforcement of Patents in any jurisdiction outside the NAFTA Territories. Subject to the foregoing, Buyer and the Asset Sellers generally expect that Buyer will file applicable patent applications in the NAFTA Territories claiming priority to patent applications filed earlier by a Asset Seller outside the NAFTA Territories as of Closing and that the Asset Sellers will file applicable patent applications outside the NAFTA Territories claiming priority to patent applications filed earlier by Buyer or any Asset Seller within the NAFTA Territories as of Closing. Buyer and the Asset Sellers shall each bear their own patent prosecution costs and related expenses. However, in the event the Asset Sellers have not filed any patent application outside the NAFTA Territories that must be filed prior to any patent applications filings within the NAFTA Territories, by the date three months prior to the date by which patent application filings must be made outside the NAFTA Territories in order to preserve the ability to file patent applications within the NAFTA Territories, then Buyer shall have the option to effect such filings outside the NAFTA Territories at its own expense with the sole right to control the preparation, prosecution and maintenance of such filings outside the NAFTA Territories unless Buyer is otherwise reimbursed by the Asset Sellers. Buyer and the Asset Sellers shall cooperate and keep the other party reasonably informed as to the timing and status of respective patent filings for each party.

11.15 Post-Closing Delivery of Transferred Technology and Training. Each Asset Seller shall transfer one copy of its respective Transferred Technology and provide training services to Buyer at or following the Closing Date in accordance with the provisions set forth in Schedules 2.1(b) and 11.15.

11.16 Territory Restrictions for Transferred Technology.

(a) From and after the Closing Date, Buyer shall use, and shall cause each of its Affiliates to use, the Covered Technology solely in the NAFTA Territories and in no other country in the world, and Buyer shall not license or transfer, and shall cause each of its Affiliates not to license or transfer, to any other Person, any of the Covered Technology, except in each case solely in the NAFTA Territories. Buyer and its Affiliates shall not use any Buyer Improvements in the Asset Sellers’ Business outside of the NAFTA Territories. Buyer and its Affiliates shall not use the Covered Technology for regeneration of SCR catalysts that to the Knowledge of Buyer are intended for use outside the NAFTA Territories. Buyer agrees not to assert against any Asset Seller under Buyer’s Patents issuing on Buyer Improvements any claim based on any Asset Seller’s use of Covered Technology in the conduct of the Asset Sellers’ Business outside of the NAFTA Territories. Buyer shall be the sole owner of Buyer Improvements, including all patents thereto.

(b) From and after the Closing Date, Buyer shall not disclose, and shall cause each of its Affiliates not to disclose, to any other Person, any of the Covered Technology, except for licensing purposes and for disclosures in connection with pursuing patent protection, in each case solely in the NAFTA Territories, and in scientific publications or speaking subject to the Asset Sellers’ prior written consent (such consent not to be unreasonably withheld). Without limiting the generality of the foregoing, Buyer shall, and shall cause each of its Affiliates to protect the confidentiality of the Covered Technology by using the same degree of care to prevent the unauthorized use, dissemination, or publication of the Covered Technology as Buyer uses to protect its other confidential information, but no less than a reasonable degree of care. Buyer further agrees that it will not disclose, and will cause each of its Affiliates not to disclose, the Covered Technology to any person, except to its employees, contractors, or agents who need to know the Covered Technology and have signed a non-use and non-disclosure agreement with obligations no less stringent than the obligations of this Section 11.16(b) prior to any disclosure of the Covered Technology. Buyer agrees to promptly inform the Asset Sellers in writing of any disclosure of the Covered Technology, whether intentional or not, which violates the provisions of this Section 11.16(b). Further, Buyer shall be responsible and liable for any breach of this Section 11.16(b) by any of Buyer’s licensees of the Covered Technology. Buyer may, but shall have no obligation to, disclose Buyer Improvements to the Asset Sellers, including copies of invention disclosures or patent applications with respect to such Buyer Improvements.

(c) From and after the Closing Date, each Asset Seller shall use, and shall cause each of its Affiliates to use, the Covered Technology solely outside of the NAFTA Territories, and each Asset Seller shall not license or transfer, and shall cause each of its Affiliates not to license or transfer, to any other Person, any of the Covered Technology, except in each case solely outside of the NAFTA Territories. The Asset Sellers and their Affiliates shall not use the Covered Technology for regeneration of SCR catalysts that to the Knowledge of the Asset Sellers are intended for use in the NAFTA Territories. The Asset Sellers and their Affiliates shall use any Improvements solely outside of the NAFTA Territories.

(d) From and after the Closing Date, each Asset Seller shall not disclose, and shall cause each of its Affiliates not to disclose, to any other Person, any of the Covered Technology, except for licensing purposes and for disclosures in connection with pursuing patent protection, in each case solely outside of the NAFTA Territories, and in scientific publications or speaking subject to Buyer’s prior written consent (such consent not to be unreasonably withheld). Without limiting the generality of the foregoing, each Asset Seller shall, and shall cause each of its respective Affiliates to protect the confidentiality of the Covered Technology by using the same degree of care to prevent the unauthorized use, dissemination, or publication of the Covered Technology as such Asset Seller uses to protect its other confidential information, but no less than a reasonable degree of care. Each Asset Seller further agrees that it will not disclose, and will cause each of its Affiliates not to disclose, the Covered Technology to any person, except to its employees, contractors, or agents who need to know the Covered Technology and have signed a non-use and non-disclosure agreement with obligations no less stringent than the obligations of this Section 11.16(d) prior to any disclosure of the Covered Technology. Each Asset Seller agrees to promptly inform Buyer in writing of disclosure of the Covered Technology, whether intentional or not, which violates the provisions of this Section 11.16(d). Further, the Asset Sellers shall be responsible and liable for any breach of this Section 11.16(d) by any of the Asset Sellers’ licensees of the Covered Technology.

(e) Each of the Asset Sellers on the one hand and the Buyer on the other hand acknowledges and agrees that the other party would be irreparably damaged in the event of any of the provisions of this Section 11.16 were not performed in accordance with the specific terms or were otherwise breached. Accordingly, each of the Asset Sellers on the one hand and Buyer on the other hand agree that the other party shall be entitled to, in addition to any other remedies that may be available to such party upon any such violation, to enforce such covenants and agreements by specific performance, injunction relief or any other means available to such party at law or in equity to prevent breaches of the provisions of this Section 11.16.

(f) In all cases with respect to Transferred Technology and Improvements, the Asset Sellers retain the exclusive right to use the Transferred Technology and Improvements in the Asset Sellers’ Business outside of the NAFTA Territories.

11.17 Transactions by the LLC; Access. Without the prior consent of the Asset Sellers and the Company which shall not be unreasonably withheld or delayed, following the Closing and until the completion of the Acquired Assets Payments:

(a) the LLC shall not, and Buyer shall cause the LLC not to, transfer or assign any of its material assets to any Person, including any Affiliate of the Buyer Parent, Buyer or the LLC, other than pursuant to (i) sales of inventory in the ordinary course of business and (ii) dispositions of assets that are no longer used or useful in the operation of the Business;

(b) the LLC shall not, and Buyer shall cause the LLC not to, enter into any transaction or series of related transactions that includes as a party any Affiliate of Buyer Parent, Buyer or the LLC other than transactions that are on terms taken as a whole no less favorable than the LLC on a stand-alone basis could obtain from an unaffiliated third party in the reasonable judgment of the LLC; and

(c) Buyer shall grant, and shall cause the LLC to grant, to the Asset Sellers and their representatives and advisors reasonable access to the Books and Records of Buyer and the LLC as is reasonably necessary upon prior notice for the purpose of confirming compliance with the provisions of this Section 11.17.

11.18 Merger or Sale of the LLC. Notwithstanding anything to the contrary contained in this Agreement, the LLC shall not, and Buyer shall cause the LLC not to, consummate any merger, consolidation, sale of all or substantially all of its assets or similar transaction, unless, prior to such consummation of transaction (i) each of the Asset Sellers and the Company consents in writing to such transaction, (ii) the successors or assignees agree to assume all obligations of Buyer under this Agreement and Buyer Parent agrees to continue to be bound by the provisions of Article IX to the same extent as if such merger, consolidation, sale or similar transaction had not occurred, or (iii) the Company and the Asset Sellers together receive the following payments to the extent not yet paid by Buyer as of the date of consummation of such merger or sale transaction: (A) the Acquired Assets Delivery Payments; (B) the Future Cash Payments; (C) the Holdback Cash Payments; (D) the Contingent Payments (provided that Hans-Ulrich Hartenstein is an employee of Buyer or any of its Affiliates on the date of consummation of such merger or sale transaction or has terminated his employment for “Good Reason” (as such term is defined in his Employment Agreement) or has had his employment terminated by Buyer or any of its Affiliates without “Cause” (as such term is defined in his Employment Agreement) prior to such date); (E) the net present value (using a 10% discount rate) of the maximum remaining payable Acquired Assets Payments calculated on the date of consummation of such merger or sale transaction; and (F) if such merger or sale transaction occurs on or prior to December 31, 2008, $150,000 of additional Purchase Price to each of the Company, ENVICA and ENBW, in which case this Agreement shall terminate; provided that the provisions of Sections 11.4, 11.5, 11.16 and Article XV shall remain in full force and effect and survive any termination of this Agreement; provided, further, that this clause (iii) shall not be available for any transaction between the LLC and an Affiliate of the LLC.

11.19 Calculations of Purchase Price Amounts. In making the calculations provided for in Section 2.3, Buyer shall deliver to the Asset Sellers and the Company such detail as shall be reasonably necessary for the Asset Sellers and the Company to confirm the calculations described in such paragraphs. If the Asset Sellers or the Company disagree with Buyer’s calculations under such paragraphs, the Asset Sellers or the Company shall deliver notice to Buyer within 14 days following such delivery setting forth the nature of such disagreement, and the proposed revisions to such calculations. The parties shall follow the procedures described in Section 2.5(b) in resolving any disputes in connection therewith.

11.20 Insurance. To the extent that the LLC or any Affiliate maintains any insurance policies with respect to environmental matters relating to the Business, following the Closing, Buyer shall use reasonable efforts to name or to cause its applicable Affiliates to name the Asset Sellers, the Company and E&EC as additional named insureds on such insurance policies.

11.21 Catalyst Testing Services Agreement. Buyer and/or its Affiliates shall negotiate and enter into a contract with ENBW or an Affiliate of ENBW within 60 days following the Closing Date to provide the LLC with catalyst testing services for a period of not less than two (2) years on substantially the same terms and conditions as such catalyst testing services are now being provided to the LLC.

11.22 Operation of the Company. The Company shall not be prohibited from conducting its operations in its absolute and sole discretion, and the owners thereof may cease, reduce or limit the operation of the Company, dissolve, liquidate or distribute the assets of the Company as part of such transaction or place the Company into a voluntary proceeding for reorganization, consolidation, insolvency or similar action under applicable law.

11.23 Audit of the LLC Financial Statements. As soon as practicable following the date hereof, the LLC shall engage Ernst &Young LLP, independent accountants, to conduct an audit of its balance sheet as of December 31, 2003 and the related income statement and statement of cash flows for the 12 month period then ended. The parties hereto shall cooperate to facilitate the completion of such audit and the costs and expenses of such audit shall be borne by the Asset Sellers and Buyer as follows: the first $20,000 to be paid by the Company and the remainder by Buyer.

11.24 LLC Corporate Legal Opinion. The cost of preparation and delivery of the legal opinion of corporate counsel of the LLC, substantially in the form attached hereto as Exhibit G-1, shall be borne 50% by the Asset Sellers and E&EC and 50% by Buyer. Such costs shall be reasonable and evidenced by an invoice of counsel at Closing.

ARTICLE XII

CONDITIONS TO THE CLOSING

12.1 Conditions to Obligations of Each Party. The respective obligations of Buyer, Buyer Parent, the Asset Sellers, the Company and E&EC to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect, nor shall any Governmental Entity have sought any of the foregoing, and which has or may have the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining, prohibiting or preventing the consummation of the transactions contemplated by this Agreement.

(b) Buyer Parent Board Approval. Buyer Parent shall have obtained approval of the Board of Directors of Buyer Parent approving this Agreement and the consummation of the transactions contemplated by this Agreement; provided, however, that if Buyer Parent shall not have informed the Asset Sellers, the Company and E&EC of its Board of Directors’ failure to approve this Agreement and the consummation of the transactions contemplated herein within fifteen (15) business days after the date hereof, Buyer Parent shall be deemed to have waived the condition set forth in this Section 12.1(b).

12.2 Additional Conditions to the Obligations of Buyer. The obligations of Buyer and Buyer Parent to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a) Representations and Warranties. The representations and warranties of each of the Asset Sellers, the Company, E&EC and the LLC in this Agreement were true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time.

(b) Covenants. Each of the Asset Sellers, the Company, E&EC and the LLC shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing.

(c) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) necessary for consummation of the transactions contemplated by this Agreement (including but not limited to those approvals listed in Section 5.6 of the Disclosure Schedule) shall have been obtained.

(d) Litigation. There shall be no Action or Proceeding of any nature pending or threatened against any of the Asset Sellers, the Company, E&EC or the LLC, their respective properties or any of their respective officers, managers or directors arising out of, or in any way connected with, the transactions contemplated hereby.

(e) Necessary Consents. The LLC shall have obtained and delivered to Buyer each of the consents set forth in Schedule 12.2(e).

(f) Termination of Agreements. The LLC shall have terminated each of those Contracts listed on Schedule 12.2(f) and each such Contract shall be of no further force or effect.

(g) Modification of Agreements. The LLC shall have modified each of those Contracts listed on Schedule 12.2(g) in the manner set forth on Schedule 12.2(g).

(h) Release of Liens. Buyer shall have received from the LLC a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 11.9.

(i) Bank of America Loan Repayment. Bank of America shall have executed and delivered to Buyer the Lien Release and Termination Agreement in the form attached hereto as Exhibit I and such agreement shall be in effect immediately prior to the Closing.

(j) No Material Adverse Effect. There shall not have occurred any event or condition of any character (including any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have a material adverse effect on the Business or the Acquired Assets since the date of this Agreement.

(k) Consulting Agreements. ENVICA and Buyer or one of its Affiliates and ENBW and Buyer or one of its Affiliates shall have entered into the Consulting Agreements and neither ENVICA nor ENBW shall not have challenged the validity or enforceability of the applicable Consulting Agreement.

(l) Employment Agreements. Hans-Ulrich Hartenstein and Brigitte Hartenstein shall have both have entered into revised employment agreements with the LLC (the “Employment Agreements”) and shall not have challenged the validity or enforceability of their respective Employment Agreement.

(m) Proprietary Information and Invention Assignment Agreements. Each of Hans-Ulrich Hartenstein, Brigitte Hartenstein, Frank Wenz, Nagesh Patel and Meek Falls shall have entered into a proprietary information and invention assignment agreement with the LLC effective as of such employee’s first date of employment in a form satisfactory to Buyer and none of such agreements shall contain any assignment exceptions.

(n) Existing Employees. Each of Hans-Ulrich Hartenstein, Brigitte Hartenstein, Frank Wenz and Nagesh Patel shall be employees of the LLC immediately prior to the Closing.

(o) Officer’s Certificates. Buyer shall have received a certificate, validly executed by an authorized officer of each Asset Seller, the Company, E&EC and the LLC for and on its behalf, to the effect that, as of the Closing:

(i) all representations and warranties made by such party in this Agreement were true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time;

(ii) all covenants and obligations under this Agreement to be performed by such party on or before the Closing have been so performed in all material respects; and

(iii) the conditions to the obligations of Buyer set forth in this Section 12.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(p) Additional Officer’s Certificate. Buyer shall have received a certificate, validly executed by an authorized officer of the LLC for and on its behalf certifying as to (i) the terms and effectiveness of the Charter Documents of the LLC, (ii) the valid adoption of the resolutions of the governing body of the LLC approving this Agreement and the consummation of the transactions contemplated hereby, and (iii) the valid receipt of all required member approvals of the transactions contemplated by this Agreement and the Collateral Agreements.

(q) Certificates of Existence of Counsel to the Asset Sellers, E&EC and the Company. Buyer shall have received a certificate of existence from counsel to ENBW, ENVICA, E&EC and the Company, substantially in the forms attached hereto as Exhibit F-1 through F-4, respectively.

(r) Legal Opinion of Counsel to the LLC. Buyer shall have received legal opinions from corporate counsel to the LLC, substantially in the forms attached hereto as Exhibit G-1 and G-2 and intellectual property counsel to the LLC, substantially in the form attached hereto as Exhibit G-3.

(s) Amended and Restated Articles. The Amended and Restated Articles of Organization of the LLC in the form attached hereto as Exhibit D shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of North Carolina.

(t) Closing Date Balance Sheet. Buyer shall have received from the LLC the Closing Date Balance Sheet.

(u) Audited LLC Financial Statements. Buyer shall have received from the LLC an audited balance sheet as of December 31, 2003 and the related income statement and statement of cash flows for the 12 month period then ended. Such financial statements shall have been audited by Ernst & Young LLP, independent accountants.

(v) Insurance. Buyer shall have obtained (i) customary insurance coverage for the Business and (ii) key-person insurance (with Buyer as beneficiary) on Hans-Ulrich Hartenstein, or shall have received proof satisfactory to it of Hans-Ulrich Hartenstein having met the standards for the issuance of such insurance, in each case upon terms satisfactory to Buyer.

(w) Closing Deliveries. The Asset Sellers, the LLC and the Company shall have delivered to Buyer all Closing deliveries set forth in Section 4.2(b).

(x) ENRA Agreement Termination. The Technical License Agreement dated as of December 11, 2000 between ENBW and ENRA has been terminated.

12.3 Additional Conditions to Obligations of the Asset Sellers, the Company and E&EC. The obligations of the Asset Sellers, the Company and E&EC to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing exclusively by the Asset Sellers, the Company and E&EC:

(a) Representations and Warranties. The representations and warranties of Buyer in this Agreement were true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time.

(b) Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of the Closing.

(c) Officers’ Certificates. The Asset Sellers and the Company shall have received a certificate, validly executed by an authorized officer of Buyer for and on its behalf, to the effect that, as of the Closing:

(i) all representations and warranties made by Buyer in this Agreement were true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time;

(ii) all covenants and obligations under this Agreement to be performed by Buyer on or before the Closing have been so performed in all material respects; and

(iii) the conditions to the obligations of the Asset Sellers and the Company set forth in this Section 12.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(d) Secretary’s Certificates. The Asset Sellers and the Company shall have received a certificate, validly executed by the Secretary of Buyer for and on its behalf certifying as to (i) the terms and effectiveness of the Charter Documents of Buyer and (ii) the valid adoption of the resolutions of its Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby.

(e) Closing Deliveries. Buyer shall have delivered to the Asset Sellers and the Company all Closing deliveries set forth in Section 4.2(a).

(f) No Material Adverse Effect. There shall not have occurred any event or condition of any character (including any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have a material adverse effect on the business, operations or financial condition of Buyer Parent since the date of this Agreement.

ARTICLE XIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

13.1 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants of each Asset Seller, the Company, E&EC and the LLC contained herein or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing Date and continue in full force and effect until 5:00 p.m., Pacific Time, on the date two (2) years after the Closing Date; provided that the representations and warranties in Sections 5.18(a) through (l) only shall survive until the third anniversary of the Closing Date; provided, further, that the representation and warranties in Section 5.18(m) only shall survive until 18 months following the Closing Date; provided, further, the representations and warranties in Section 5.13 shall survive until the fifth anniversary of the Closing Date; provided, further, that the representations and warranties in Section 5.23 shall survive until the eighth anniversary of the Closing Date. This Section 13.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing. The representations and warranties shall not be affected by any examination made for or on behalf of any party hereto or the knowledge of any such party’s officers, directors, stockholders, employees or agents. Notwithstanding anything to the contrary herein, (i) if a claim is made before the expiration of the periods of survival set forth above in this Section 13.1, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim, and (ii) Buyer’s right of set off with respect to any breach of a representation, warranty or covenant for which a claim is made prior to the expiration of the applicable period of survival set forth above shall continue as set forth in Section 13.6. All of the representations, warranties and covenants of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing Date and continue in full force and effect until 5:00 p.m., Pacific Time, on the date one (1) year after the Closing Date.

13.2 Indemnification.

(a) Each of the Asset Sellers, the Company and E&EC, jointly and severally, agrees to indemnify and hold Buyer and its officers, directors, employees, agents and Affiliates (the “Buyer Indemnified Parties”), harmless (on an after-tax basis) for, from and against all Liabilities, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of any Asset Seller, the Company, E&EC or the LLC contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement, (ii) any failure by any Asset Seller, the Company and E&EC, or, prior to the Closing, the LLC to perform or comply with any covenant applicable to it contained in this Agreement, (iii) any failure by the Asset Sellers to perform or comply with any covenant applicable to it contained in the Consulting Agreements, (iv) any Excess Leasehold Liabilities to the extent that a claim is brought by Buyer pursuant to the terms of this Article XIII on or before the eighth anniversary of the Closing Date, (v) any Post-Closing Balance Sheet Adjustment Amount payable to Buyer, (vi) any Indemnifiable Taxes, and (vii) any Outstanding Loan Amounts; provided that E&EC shall not be liable with respect to any breach or inaccuracy of a representation or warranty contained in Section 5.18 or any failure to perform or comply with any covenant contained in Sections 2.1(b), 11.8, 11.11(b), 11.14, 11.15 and 11.16 or the Consulting Agreements; provided further, that the obligation of the Asset Sellers to indemnify for any failure to comply with the covenants contained in Section 11.16(c) shall be several, and not joint. Buyer agrees to promptly remit any insurance or third party indemnity proceeds received with respect to any Losses paid by any of the Asset Sellers, the Company or E&EC, if and when received.

(b) Each of the Asset Sellers, severally and not jointly, agrees to indemnify and hold the Buyer Indemnified Parties, harmless (on an after-tax basis) for, from and against all Losses, incurred or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, as a result of any Excluded Liabilities.

(c) Buyer agrees to indemnify and hold each Asset Seller and the Company, and their respective officers, directors, employees, agents and Affiliates (the “Asset Seller Indemnified Parties”), harmless for, from and against all Losses incurred or sustained by the Asset Seller Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of Buyer contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement, (ii) any failure by Buyer to perform or comply with any covenant applicable to it contained in this Agreement, and (iii) any post-closing Tax obligation of the LLC that is not an Indemnifiable Tax.

(d) Notwithstanding anything to the contrary herein, (i) the Asset Sellers, the Company and E&EC shall not have any indemnification obligations for Losses under Section 13.2(a)(i) unless one or more Officer’s Certificates identifying Losses under Section 13.2(a)(i) by the Buyer Indemnified Parties, taken together, in excess of $25,000 in the aggregate (the “Deductible Amount”) has or have been delivered to the Asset Sellers, the Company and E&EC as provided in Section 13.3, in which case the Buyer Indemnified Parties shall be entitled to recover only such Losses excluding the Deductible Amount, and (ii) Buyer shall not have any indemnification obligations for Losses under Section 13.2(c)(i) unless one or more Officer’s Certificates identifying Losses under Section 13.2(c)(i) by the Asset Seller Indemnified Parties, taken together, in excess of the Deductible Amount has or have been delivered to Buyer as provided in Section 13.3, in which case the Asset Seller Indemnified Parties shall be entitled to recover only such Losses excluding the Deductible Amount.

(e) Notwithstanding anything to the contrary herein, in no event shall the aggregate indemnification payments under Sections 13.2(a)(i) through (iv) to be made by any Asset Seller or the Company exceed the sum of the aggregate Purchase Price paid to such Asset Seller or the Company and the aggregate Purchase Price payable to such Asset Seller or the Company; provided that any indemnification payment in respect of any Purchase Price payable to such Asset Seller or the Company shall solely be paid by set-off in accordance with Section 13.6; provided further that for purposes of this Section 13.2(e), the Purchase Price paid to ENBW and the Company shall include the ENBW Loan Amount and the Company Loan Amount respectively; provided further, that the foregoing limitations in this Section 13.2(e) shall not apply to indemnification payments required under Section 13.2(a)(ii) in respect of any failure by an Asset Seller to conform or comply with the covenants contained in Section 11.16(c).

(f) Notwithstanding anything to the contrary herein, in no event shall the aggregate indemnification payments under Sections 13.2(c)(i) and (ii) to be made by Buyer exceed $6,000,000, other than with respect to the covenants in Sections 2.3, 11.16(a) and 11.18(iii).

(g) Nothing herein shall limit the liability of the Asset Sellers, the Company or E&EC for claims for Losses in respect of (i) any Excluded Liabilities, (ii) any Excess Leasehold Liabilities, (iii) any Indemnifiable Taxes, and (iv) any Outstanding Loan Amounts.

(h) Nothing herein shall limit the liability of the Asset Sellers, the Company, E&EC or the LLC for any breach of any representation, warranty or covenant contained in this Agreement of any Collateral Agreement if the transactions contemplated hereby do not close.

13.3 Indemnification Procedure. A party seeking indemnification (the “Indemnified Party”) shall deliver an Officer’s Certificate to the party from whom indemnification is sought (the “Indemnifying Party”). An Indemnifying Party may object to such claim by written notice to such Indemnified Party in accordance with Section 13.4, specifying the basis for the Indemnifying Party’s objection, within 30 days following receipt by the Indemnifying Party of notice from such Indemnified Party regarding such claim. If no objection is made, subject to Section 13.2(d), the Indemnifying Party shall promptly pay the claim net of any unpaid Losses determined in accordance with this Article XIII owing to the Indemnifying Party by the Indemnified Party. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of the Indemnified Party: (i) stating that the Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue, Losses; and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant, Excluded Liability, Post-Closing Balance Sheet Adjustment Amount, Excess Leasehold Liabilities, Indemnifiable Taxes or Outstanding Loan Amounts to which such item is related.

13.4 Resolution of Conflicts; Arbitration.

(a) In case the Indemnifying Party shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses within 30 days after delivery of such Officer’s Certificate, such Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Indemnifying Party shall promptly pay to the Indemnified Party the amount of the claim agreed upon, if any.

(b) If no such agreement can be reached after good faith negotiation and prior to 60 days after delivery of an Officer’s Certificate, the Indemnified Party or the Indemnifying Party may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnified Party and the Indemnifying Party. In the event that, within 30 days after submission of any dispute to arbitration, the Indemnified Party and the Indemnifying Party cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, the Indemnified Party and the Indemnifying Party shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Indemnifying Party does not select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Indemnified Party.

(c) Any such arbitration shall be held in New York County, New York, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

13.5 Third Party Claims. In the event that any third party claim shall be instituted or asserted by any Person in respect of which payment may be sought under Section 13.2 (an “Indemnification Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder, it shall promptly notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 13.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 13.2, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer and (ii) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.

13.6 Set-Off Rights. Buyer shall be entitled to withhold from payment and set-off against any unpaid Purchase Price an amount equal to any Losses that have not been paid by an Indemnifying Party when due in accordance with the terms of Section 13.3 and Buyer shall be entitled to set-off any Losses against any unpaid Purchase Price without regard for the date on which such Losses occurred; provided that for purposes of this Section 13.6, the Purchase Price paid to ENBW and the Company shall include the ENBW Loan Amount and the Company Loan Amount respectively.

13.7 No Right to Indemnification or Contribution of Asset Sellers. Notwithstanding anything to the contrary in this Agreement, none of the Asset Sellers, the Company or E&EC shall have any right to indemnification or contribution against any of the LLC, Buyer or Buyer Parent (other than pursuant to Section 13.2(c)) or any of their respective officers, directors, employees, agents, and Affiliates arising from any liability of or claim against any of the Asset Sellers, the Company or E&EC pursuant to the terms of this Agreement or any of the transactions contemplated hereby.

ARTICLE XIV

TERMINATION

14.1 Termination. Except as provided in Section 14.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as follows:

(a) by mutual written consent duly authorized by the Boards of Directors or other governing body of Buyer, each Asset Seller and the Company;

(b) by any of Buyer, the Asset Sellers or the Company if the Closing Date shall not have occurred by February 27, 2004, or such later date as the parties may mutually agree (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 14.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by any of Buyer, the Asset Sellers or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order is final and nonappealable; or

(d) by any of the Asset Sellers or the Company, at any time if the Board of Directors of Buyer shall have disapproved of this Agreement or the transactions contemplated hereby.

14.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 14.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its Affiliates, officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 11.4, Section 11.5, Article XV and this Section 14.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

ARTICLE XV

GENERAL

15.1 Currency. All payments required under this Agreement will be made in United States Dollars.

15.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Buyer and, after the Closing, the LLC, to:

Catalytica Energy Systems

1388 North Tech Blvd.

Gilbert, AZ 85233

Attention: Michael Murry, President and CEO

Telephone No.:  (480) 556-5555

Facsimile No.:     (480) 998-5089

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Larry W. Sonsini, Esq.

    Brian C. Erb, Esq.

Telephone No.:  (650) 493-9300

Facsimile No.:     (650) 493-6811

(b)	if to ENBW or the Company, to:

ENBW Energy Solutions GmbH

Kriegsbergstr. 11

70174 Stuttgart

Germany

Attention: Werner Götz

Telephone No.:  +49 711128–2318

Facsimile No.:     +49 711128-2184

(c)	if to ENVICA, to:

Envica Kat GmbH

Bargloyer Weg 12

27793 Wildeshausen

Germany

Attention: Peter Servatius

Telephone No.:  +49 4431 93 5000

Facsimile No.:     +49 4431 93 5050

with a copy to:

Dr. Schackow & Partner

Domshof 17

28195 Bremen

Germany

Attention: Dr. Detlev G. Gross

Telephone No.:  +49 421 3699-105

Facsimile No.:     +49 421 3699-144

(d)	if to E&EC, to:

E&EC Energy & Environmental Consultants GmbH

Hauptstr. 40

53783 Eitorf

Germany

Attention: Hans-Ulrich Hartenstein

Telephone No.:  +49 2243 3382

Facsimile No.:     +49 2243 3382

(e)	if to the LLC, prior to the Closing, to:

SCR-Tech LLC

11701 Mt. Holly Road

Charlotte, NC 28217

Attention: Hans-Ulrich Hartenstein/Brigitte Hartenstein

Telephone No.:  (704) 827-8933

Facsimile No.:     (704) 827-8935

with a copy to:

Donahue & Partners LLP

5 Times Square

New York, NY 10036-6530

Attention: Eberhard Rohm, Esq.

Telephone No.   +1-212-773-5771

Facsimile No.:     +1-212-773-8814

15.3 Entire Agreement; Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Employment Agreements, the General Assignments, the Exclusivity Agreement, the Consulting Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law, merger or otherwise, except that after the Closing Date (a) Buyer and ENBW may each assign its rights and delegate its obligations hereunder to any of its Affiliates (including any assignment or delegation by operation of law, merger or otherwise), provided that such assignment and delegation shall not relieve the assigning party (or, if applicable, the surviving or successor entity or entities thereof) of its obligations hereunder, (b) Buyer and ENBW each may assign its rights and delegate its obligations hereunder to a non-Affiliate in connection with a merger or consolidation with, or stock sale or sale of substantially all of the assets of Buyer or ENBW, as applicable, to a non-Affiliate of such party, provided that, as a condition of consummating such merger or sale transaction, such non-Affiliate assignee and delegatee agrees in writing to be bound to the obligations hereunder and is no less creditworthy than the assigning party in the reasonable judgment of the other party (Buyer or ENBW, as applicable), (c) in the event that the Company is dissolved or liquidated, the Company may assign its rights and delegate its obligations hereunder and Buyer shall make any payments under Section 2.3 to such Person or Persons as directed by the Company in writing prior to the date of such dissolution or liquidation, provided that such Person or Persons agree to be bound by the obligations of the Company hereunder in the same proportion to its equity ownership in the Company at the time of such dissolution or liquidation and (d) the equity interests of the Company may be transferred among the ENBW, ENVICA, E&EC and their respective Affiliates. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

15.4 Amendment. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.

15.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15.6 Other Remedies. The sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or failure to perform or comply, or alleged failure to perform or comply, with any covenant contained in this Agreement Date shall be indemnification in accordance with Article XIII.

15.7 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other party for any consequential, incidental, special or punitive damages of such other party, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

15.8 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Asset Sellers, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

15.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

15.10 Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

15.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

15.12 Fees and Expenses. Whether or not the transactions contemplated herein are consummated, all expenses, including all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or consummation of such transactions, shall be the obligation of the respective party incurring such expenses.

15.13 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed in whole or in part by facsimile signatures any of which shall be deemed to be an original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Membership Interests and Asset Purchase Agreement has been executed by the parties hereto effective as of the date first above written.

ENBW ENERGY SOLUTIONS GMBH

By:	/s/ Werner Götz

Name:	Werner Götz

Title:	Managing Director

ENVICA KAT GMBH

By:	/s/ Frank Ebinger Peter Servatius

Name:	Frank Ebinger / Peter Servatius

Title:	General Managers

E&EC ENERGY & ENVIRONMENTAL CONSULTANTS GMBH

By:	/s/ Brigitte Hartenstein

Name:	Brigitte Hartenstein

Title:	Managing Director

SCR-TECH GMBH

By:	/s/ Brigitte Hartenstein

Name:	Brigitte Hartenstein

Title:	Managing Director

Signature Page to Membership Interests and Asset Purchase Agreement

SCR-TECH LLC

By:	/s/ Hans-Ulrich Hartenstein
Name:	Hans-Ulrich Hartenstein
Title:	President

CESI-SCR, INC.

By:	/s/ Robert W. Zack
Name:	Robert W. Zack
Title:	V.P.

CATALYTICA ENERGY SYSTEMS, INC. (WITH RESPECT TO SECTION 11.18 AND ARTICLE VI AND ARTICLE IX ONLY)

By:	/s/ Michael Murry
Name:	Michael Murry
Title:	Chief Executive Officer

ENVICA GMBH (WITH RESPECT TO ARTICLE VII AND ARTICLE X ONLY)

By:	/s/ Frank Ebinger Peter Servatius
Name:	Frank Ebinger / Peter Servatius
Title:	General Managers

Signature Page to Membership Interests and Asset Purchase Agreement